SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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WOLVERINE WORLD WIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wolverine World Wide, Inc.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

NOTICE OF ANNUAL MEETING

To our Stockholders:

      You are invited to attend Wolverine’s annual meeting of stockholders at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 24, 2003, at 10 a.m. local time. At the meeting, we will:

(1)	Elect three directors for three-year terms expiring in 2006.

(2)	Vote on the proposed Stock Incentive Plan of 2003.

(3)	Vote on ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

(4)	Conduct such other business as may properly come before the meeting.

      You can vote at the meeting and any adjournment of the meeting if you were a stockholder of record on March 3, 2003. A list of stockholders entitled to vote at the meeting will be available for review by Wolverine stockholders at the office of Blake W. Krueger, Executive Vice President, General Counsel and Secretary of Wolverine, located at 9341 Courtland Drive, N.E., Rockford, Michigan, during ordinary business hours for the 10-day period before the meeting.

      A copy of the Annual Report to Stockholders for the year ended December 28, 2002, is enclosed with this Notice. The following proxy statement and enclosed proxy card are being sent to stockholders on and after March 17, 2003.

By Order of the Board of Directors

Blake W. Krueger, Executive Vice President,
General Counsel and Secretary

March 17, 2003

Your Vote is Important to Us. Even if You Plan to Attend the Meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR ON THE INTERNET.

Proxy Statement
Election of Directors
Wolverine’s Board of Directors
Corporate Governance Principles
Stock Incentive Plan of 2003
Ownership of Wolverine Stock
Wolverine’s Stock Price Performance
Executive Compensation
Employment Agreements and Termination of Employment and Change In Control Arrangements
Compensation Committee Report on Executive Compensation
Selection of Auditors
Audit Committee Report
Related Matters
Appendix A
Appendix B
STOCK INCENTIVE PLAN OF 2003

WOLVERINE WORLD WIDE, INC.

9341 Courtland Drive, N.E.
Rockford, Michigan 49351

ANNUAL MEETING OF STOCKHOLDERS

April 24, 2003

Proxy Statement

Time and Place

You are invited to attend the annual meeting of stockholders of Wolverine World Wide, Inc. that will be held on April 24, 2003, at Wolverine’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, at 10:00 a.m. local time.

This proxy statement and enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Wolverine Board of Directors for use at the annual meeting. In this proxy statement, “we,” “us,” “our” and “Wolverine” refer to Wolverine World Wide, Inc. and “you” and “your” refer to Wolverine stockholders.

Purpose of the Meeting

The purpose of the annual meeting is to consider and vote upon:

•	election of three directors for three-year terms expiring in 2006;
•	approval of the Stock Incentive Plan of 2003;
•	ratification of the appointment of Ernst & Young LLP as independent auditors for Wolverine for its current fiscal year; and
•	such other business as may properly come before the meeting.

Your Board of Directors recommends that you vote FOR each nominee and FOR each proposal discussed in this proxy statement.

How to Vote Your Shares

You may vote at the meeting or by proxy if you were a stockholder of record of Wolverine at the close of business on March 3, 2003. Wolverine now offers the convenience of voting by mail-in proxy, by telephone or by the Internet. See the enclosed proxy for voting instructions. Each stockholder is entitled to one vote per share on each matter presented.

As of March 3, 2003, there were 40,008,488 shares of Wolverine common stock issued and outstanding (excluding 6,047,122 shares of treasury stock).

If you properly sign and return the proxy in the form we have provided or properly vote by telephone or by the Internet, your shares will be voted at the annual meeting and at any adjournment of that meeting.

If you specify a choice, the proxy will be voted as specified. If you do not specify a choice, your shares will be voted in favor of the election of all nominees named in this proxy statement, in favor of the proposals set forth in this proxy statement and, with respect to any other matter that may come before the meeting, in the discretion of the individuals named as proxies on the proxy card. We are not currently aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Wolverine or by attending and voting at the annual meeting.

Quorum and Required Vote

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum. In determining the presence or absence of a quorum for the meeting, we will count as present and represented at the meeting all shares for which we receive a proxy or vote, including abstentions and shares represented by a broker vote on any matter.

A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

Each other matter to be voted upon at the meeting will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of such matter. In counting votes on each matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted on the matter. Shares that are not voted will be deducted from the total shares of which a majority is required.

Election of Directors

As recommended by the Governance Committee, the Board of Directors proposes that the following nominees be elected as directors for terms expiring at the 2006 annual meeting:

Alberto L. Grimoldi

Joseph A. Parini
Elizabeth A. Sanders

All of the nominees are currently directors of Wolverine whose terms will expire at the annual meeting. Each proposed nominee is willing to be elected and serve as a director. However, if a nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your shares will be voted for the substitute nominee (unless you give other instructions). If a substitute nominee is not selected, your shares will be voted for the remaining nominees. Proxies will not be voted for more than three nominees.

Wolverine’s Board of Directors currently consists of 11 directors. Joan Parker, whose term expires at this year’s annual meeting, is retiring after 22 years of service as a director. After this year’s annual meeting, the Board of Directors will consist of 10 directors.

Wolverine’s Amended and Restated Bylaws provide that the Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. Each class serves a term of office of three years, with the term of one class expiring at the annual meeting in each successive year.

Biographical information as of December 28, 2002, for each nominee and each current director who will continue to serve after the annual meeting is presented below. Except as otherwise indicated, all have had the same principal positions and employment for over five years.

Your Board of Directors recommends that you vote FOR each nominee.

Wolverine’s Board of Directors

Nominees for Terms Expiring in 2006

ALBERTO L. GRIMOLDI (age 61) has been a director since 1994. Mr. Grimoldi is Chairman of Grimoldi, S.A., a shoe manufacturer and retailer in Argentina. He has held that position since 1986. Mr. Grimoldi is also a founding member and has been Vice Chairman of Banco Privado de Inversiones, S.A., an Argentinean investment bank, since 1994. Mr. Grimoldi was previously a member of the Advisory Board of Ford Motor Company in Argentina, and has also held various positions in the Argentinean government.

JOSEPH A. PARINI (age 71) has been a director since 1987. He is Chairman of the Board and an officer of EFW, Inc., a designer and manufacturer of avionics systems for global markets, and has held that position since January 1997. He is also President and Chief Executive Officer of Intermet Systems, Inc., a manufacturer of weather instrumentation systems, and has held that position since January 1997. Mr. Parini was previously President and Chief Executive Officer of Elbit Systems, Inc., a designer, manufacturer and marketer of infrared, telecommunications and medical instrumentation, as well as defense products, from 1990 until 1996.

ELIZABETH A. SANDERS (age 57) has been a director since 1994. Ms. Sanders is the principal of The Sanders Partnership, a management consulting practice. Ms. Sanders has held that position since 1990. Ms. Sanders was previously Vice President of Nordstrom, Inc., a retailer. Ms. Sanders is also a director of Wal-Mart Stores, Inc.; Washington Mutual, Inc.; Denny’s Corporation; and Wellpoint Health Networks, Inc.

Continuing Directors — Terms Expiring in 2005

DONALD V. FITES (age 69) has been a director since 1999. From 1990 until 1999, Mr. Fites was Chairman and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction, mining and agricultural machinery and engines. Mr. Fites also is a director of AK Steel Holding Corporation; AT&T Wireless Services; ExxonMobil Corporation; Oshkosh Truck Corporation; and Georgia-Pacific Corporation.

PHILLIP D. MATTHEWS (age 64) has been a director since 1981. Mr. Matthews is Lead Director of Wolverine and was Chairman of the Board of Wolverine from 1993 until 1996. Mr. Matthews is Chairman of the Board of Worldwide Restaurant Concepts, Inc., a national restaurant chain. Mr. Matthews is also a general partner in Hayden Capital Investments LLC, a private investment firm. From 1991 until 1997, Mr. Matthews was Chairman of Reliable Company, a coin-operated laundry equipment company servicing the multi-unit housing industry. Mr. Matthews is also a director of Washington Mutual, Inc. and Worldwide Restaurant Concepts, Inc.

PAUL D. SCHRAGE (age 67) has been a director since 1997. Mr. Schrage was Senior Executive Vice President and Chief Marketing Officer of McDonald’s Corporation, a worldwide restaurant franchisor and operator, and was employed at that company from 1967 until 1997. Mr. Schrage is also a director of Thrivent Financial for Lutherans; Compact Industries, Inc.; and Foodland Supermarket Ltd.

Continuing Directors — Terms Expiring in 2004

GEOFFREY B. BLOOM (age 61) has been a director since 1987. Mr. Bloom is Chairman of the Board of Wolverine and has served in that capacity since 1996. Until his retirement in April 2000, Mr. Bloom was also Chief Executive Officer of Wolverine. Mr. Bloom was previously President and Chief Executive Officer from 1993 until 1996 and Chief Operating Officer from 1987 until 1993. Mr. Bloom is also a director of Coachmen Industries, Inc. and Comshare, Inc.

DAVID T. KOLLAT (age 64) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and management consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of The Limited, Inc.; Cone Mills Corporation; Big Lots, Inc.; and Select Comfort Corporation.

DAVID P. MEHNEY (age 63) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

TIMOTHY J. O’DONOVAN (age 57) has been a director since 1993. Mr. O’Donovan is Chief Executive Officer and President of Wolverine and has served in that capacity since April 2000. Before April 2000, Mr. O’Donovan was Chief Operating Officer and President of Wolverine since 1996. Before 1996, Mr. O’Donovan was Executive Vice President of Wolverine.

Board Committees and Meetings

The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Governance Committee. Members of each committee are appointed by the Board of Directors and the authority, duties and responsibilities of each committee are governed by written charters approved by the Board of Directors.

Audit Committee. The Audit Committee:

•	oversees Wolverine’s financial reporting process on behalf of the Board;
•	retains, oversees, evaluates and, if appropriate, terminates the independent auditors;
•	annually reviews the performance of the independent auditors and Wolverine’s internal audit function;
•	at least annually, reviews all relationships between the independent auditors and Wolverine to assess independence;

•	approves the nature and scope of services to be performed by the independent auditors and reviews the range of their fees for such services;
•	establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters;
•	reviews the results of the annual audit and policies and practices regarding conflicts of interest and compliance with laws, rules and regulations;
•	reviews Wolverine’s financial statements, including disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operation, that are included in Wolverine’s reports on Form 10-Q and Form 10-K; and
•	reviews, with Wolverine’s management, independent auditors and internal financial staff, Wolverine’s accounting and financial controls, including Wolverine’s policies and systems with respect to risk assessment and risk management.

Only independent directors may serve on the Audit Committee. Messrs. Kollat, Matthews and Parini and Ms. Sanders currently serve on the Audit Committee. Mr. Kollat is Chairman of this committee. It met six times in 2002.

Wolverine’s Board of Directors has adopted a written charter for the Audit Committee. The written charter is attached as Appendix A to this proxy statement. All members of the Audit Committee are “independent” from Wolverine and its management under currently effective rules and standards of the New York Stock Exchange.

Compensation Committee. The Compensation Committee:

•	discharges, subject to general review and oversight by the Board, the Board’s responsibilities relating to Wolverine’s compensation and benefits programs and policies;
•	reviews and approves corporate and personal goals and objectives relevant to Chief Executive Officer compensation;
•	reviews and approves the timing and amount of compensation of the Chief Executive Officer and other key senior executives, including stock incentive grants, salaries, bonuses and other benefits;
•	administers Wolverine’s stock option and other equity-based incentive plans;
•	recommends retainer and attendance fees for directors who are not employees of Wolverine or any of its subsidiaries (“outside directors”).

Messrs. Fites, Mehney and Schrage currently serve on the Compensation Committee. Mr. Fites is Chairman of this committee. It met three times during 2002.

Executive Committee. The Executive Committee exercises all powers and authority of the Board of Directors during periods between Board meetings with respect to matters that the Chairman of the Board determines must be addressed before the next scheduled meeting of the Board and for which a special meeting of the Board is not practicable. Messrs. Bloom, Fites, Matthews, O’Donovan and Parini currently serve on the Executive Committee. Mr. Matthews is Chairman of this committee. It did not meet during 2002.

Governance Committee. The Governance Committee:

•	interviews each potential director nominee and recommends suitable candidates for nomination or appointment to the Board of Directors;
•	reviews the appropriate skills and characteristics of Board and committee members;
•	develops and recommends to the Board of Directors an annual self-evaluation of the Board and its committees and oversees the self-evaluation;
•	reviews and reports on all matters generally relating to corporate governance and develops and recommends to the Board corporate governance guidelines; and
•	recommends to the Board of Directors for its approval key executives to serve as corporate officers of Wolverine.

Messrs. Kollat, Mehney and Schrage and Mses. Parker (until this year’s annual meeting) and Sanders currently serve on the Governance Committee. Mr. Schrage is Chairman of this committee. It met two times during 2002.

During the 2002 fiscal year, the Board of Directors held five regular and one special meeting. Each of the directors attended at least 75% or more of the aggregate of the total number of full Board meetings and the total number of meetings of committees on which he or she served (during the periods that he or she served).

Stockholder Nominations

The Governance Committee will consider nominees for election to the Board of Directors submitted by stockholders. Nominations may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination and the notice is received by the Secretary of Wolverine not less than 50 nor more than 75 days before the annual meeting. However, if the first to occur of the notice of the meeting or public disclosure is given or made to stockholders less than 65 days before the annual meeting, the notice of the proposed nomination must be received not later than the close of business on the 15th day after the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever occurs first. Each notice submitted by a stockholder must set forth each nominee’s name, age, business address, residence address and principal occupation and employment, the class and number of shares of common stock beneficially owned by each nominee, and any other information concerning each nominee required to be included in a proxy statement soliciting proxies for the election of the nominee under the rules of the Securities and Exchange Commission. In addition, the notice must state the name, record address and the class and number of shares of common stock beneficially owned by the stockholder submitting the notice. If the chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she must announce that determination at the meeting and the nomination will be disregarded.

Compensation of Directors

Wolverine paid each outside director an annual retainer of $23,000 plus $1,000 per day for attendance at each regular meeting of the Board of Directors and $1,000 per day for participation in each committee meeting. In addition, Wolverine paid the chairperson of the Audit, Compensation and Governance Committees annual fees of $3,500. Directors who are also employees of Wolverine or any of its subsidiaries receive no annual retainer and are not compensated for attendance at Board or committee meetings. Wolverine also reimburses directors for expenses associated with attending Board and committee meetings.

Under the Amended and Restated Directors’ Stock Option Plan (the “Directors’ Stock Option Plan”) approved by stockholders in 2002, each newly appointed or elected outside director is granted an option to purchase shares of common stock with a market value on the date of his or her initial election or appointment equal to six times the annual director retainer fee then in effect. On the date of each annual meeting after his or her initial appointment or election, each outside director is granted an option to purchase shares with a market value on the annual meeting date equal to three times the annual director retainer fee then in effect. The exercise price of options granted under this plan is 100% of the market value of common stock on the date each option is granted. The term of each option may not exceed 10 years. Options were granted under this plan to all outside directors on April 25, 2002. Options to purchase a maximum of 400,000 shares of common stock (plus any remaining shares previously authorized under the plan before the 2002 amendment) may be granted under the Directors’ Stock Option Plan.

In 2002, Wolverine adopted and the stockholders approved the Amended and Restated Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), a supplemental nonqualified deferred compensation plan for directors who are not employees of Wolverine or its subsidiaries. The Deferred Compensation Plan amended and restated a plan originally adopted in 1996. The plan permits all outside directors to defer 25%, 50%, 75% or 100% of their directors’ fees. Amounts deferred are credited on the books of Wolverine to an account established for that director as if the amounts had been invested to purchase shares of common stock using the market price of common stock on the payment date of the next cash dividend (“phantom stock”). Phantom stock units are increased by a dividend equivalent based on dividends paid by Wolverine, the amount of phantom stock units credited to each director’s account and the market price of common stock on the payment date of the cash dividend. The accumulated phantom stock units in a director’s account under the plan are distributed in shares of Wolverine common stock in a single lump-sum or annual installments over a period of up to 10 years by converting each phantom stock unit to one share of Wolverine common stock upon termination of service as a director.

Certain outside directors also received in 1996 an award of phantom stock units representing accrued retirement income under the former Director Retirement Plan, which was replaced by the Deferred Compensation Plan in 1996. No future outside director will receive retirement awards under the Deferred Compensation Plan. Phantom stock units that represent awards of retirement income are subject to delayed vesting provisions and are credited with dividend equivalents. Shares of Wolverine common stock equal to the number of all phantom stock units representing retirement awards credited to a director’s account will be distributed upon termination of service as a director. Distributions will be made in 10 annual installments beginning the month following termination of service as a director.

Upon a “change in control” as defined in the Deferred Compensation Plan, all amounts credited to a director’s account (both for deferred fees and retirement income) will be distributed to the director in a single lump-sum. For purposes of the Deferred Compensation Plan, “change in control” is defined as:

•	failure of the individuals who were directors at the time the Deferred Compensation Plan was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the Deferred Compensation Plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);
•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Mr. Matthews serves as Lead Director of Wolverine. For his service as lead director, Mr. Matthews received $46,000 for the period from May 2001 through April 2002, and he will receive $46,000 for the period from May 2002 through April 2003. These payments are in lieu of the annual director retainer fee of $23,000.

In April 2000, Mr. Bloom retired as Chief Executive Officer of Wolverine but continues to serve as Chairman of the Board of Directors. For his services as Chairman, Mr. Bloom received $175,000 for the period from May 2001 through April 2002 and will receive $125,000 for the period from May 2002 through April 2003, together with reimbursement of certain business expenses. These payments are in lieu of all other director compensation and Mr. Bloom did not participate in the Directors’ Stock Option Plan or the Deferred Compensation Plan and did not receive an annual retainer, fees for Board or Committee meeting attendance or other compensation. The scope of Mr. Bloom’s services and his compensation is reviewed annually by the Board of Directors.

Corporate Governance Principles

Wolverine has developed governance principles to assist the Board in fulfilling its responsibilities to stockholders and to provide a framework for the Board’s oversight responsibilities regarding the management of Wolverine. Wolverine’s governance principles are dynamic and have been developed and revised over a period of many years to reflect changing laws, regulations and best business practices. The governance principles also provide guidance and transparency to management, employees, investors and other stakeholders regarding the Board’s philosophy, high ethical standards, expectations for conducting business, and decision-making processes. The following is a summary of certain of Wolverine’s policies, charters, guidelines and principles relating to corporate governance and financial reporting.

Independence

The Board believes that the independence of directors and Board committee members is important to assure that the Board and its committees operate only in the best interests of the stockholders and to avoid any appearance of conflict of interest. For over 10 years, Wolverine has functioned with only two active or former management employees as directors. The remainder of the Board’s 10 to 12 directors over this period have been outside directors that are independent of Wolverine. Currently, only one management employee, Wolverine’s Chief Executive Officer and President, serves as a director. While Wolverine’s formal Corporate Governance Guidelines require that a majority of the directors be independent, Wolverine has for many years operated with a substantial majority of independent directors. The Board does not intend to deviate from this practice.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth the principle framework of governance principles applicable to Wolverine. These guidelines succeed the Board Governance Guidelines that were in place for many years and addressed many of the same subjects. The Corporate Governance Guidelines outline the general duties and functions of the Board and management, and set forth general principles regarding Board composition, independence, Board meetings and responsibilities, Board committees, expectations of directors, annual performance evaluations, management succession and ethical expectations. The Corporate Governance Guidelines are required to be reviewed and updated at least annually.

Alignment of Stockholder, Management and Director Interests

For many years, the Board has believed that directors and management should have a significant financial stake in Wolverine to align their interests with those of the stockholders. For that reason, the Board adopted formal stock ownership guidelines that require ownership of Wolverine stock: (i) by directors equal in value to five times the current Board retainer, (ii) by the Chief Executive Officer equal in value to four times his or her base salary, and (iii) by other executive officers equal to between two and four times their current base salaries. All directors and executive officers are in compliance with the stock ownership guidelines. The directors have also, for many years, received a significant portion of their director compensation in the form of options to purchase Wolverine stock, which only have value if the stock price increases. Directors also participate in the Deferred Compensation Plan that allows outside directors to convert a portion or all of their cash compensation into stock ownership. Further, Wolverine believes that its practice of granting stock options and restricted stock to its management team aligns the interests of management with stockholders.

Code of Conduct and Compliance

For years, Wolverine and its employees have followed an extensive Code of Conduct and Compliance (“Code”). This comprehensive Code establishes basic guidelines to help employees comply with applicable legal requirements and sets forth Wolverine’s expectations regarding business ethics, integrity, honesty, fairness and keeping commitments. The Code contains Wolverine’s principles and procedures regarding conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection of Wolverine’s assets, compliance with rules and regulations, engagement criteria for Wolverine’s trading partners, “whistle blower” provisions, expectations regarding the integrity of books and records, and guidelines and procedures for many other subjects. Employees are surveyed annually to identify any areas of noncompliance with the Code, and the results of this survey are reported to the Board of Directors. The Code is reviewed and updated at least annually.

Board Committee Charters

The Board has organized and formed three operating committees, the Audit Committee, the Compensation Committee and the Governance Committee. In addition, the Board has an Executive Committee that is empowered to act as necessary on behalf of the Board between formal meetings of the Board of Directors. The Board has approved committee charters for each committee that contain basic principles regarding the committee’s organization, purpose, authority and responsibilities. The charters are reviewed at least annually and any proposed changes are recommended to the Board of Directors for approval. The performance of each committee is reviewed annually by committee members and the Board.

Leadership

Since 1993, the Board has operated with an independent Lead Director. In addition, for the past three years Wolverine has divided the roles of its Chairman and Chief Executive Officer and the elected Chairman has not been an employee or officer of Wolverine. Wolverine’s Corporate Governance Guidelines require that when Wolverine’s Chief Executive Officer retires, he must tender his resignation and the issue of continued Board membership for the former Chief Executive Officer will be determined by the Board of Directors on a case-by-case basis.

Accounting and Finance Code of Ethics

The Board of Directors has adopted an Accounting and Finance Code of Ethics (“Finance Ethics Code”). This is an ethics code focused on the financial reporting process and is intended to protect the interests of all of Wolverine’s constituents, including stockholders, employees, customers and the communities in which Wolverine conducts business. Many of the basic tenets of the Finance Ethics Code have been incorporated for many years in Wolverine’s Code of Conduct and Compliance. The Finance Ethics Code is applicable to Wolverine’s Chief Executive Officer, Chief Financial Officer and Corporate Controller and sets forth specific rules of conduct and expectations regarding the financial reporting process, protection of Wolverine’s assets, compliance with rules and regulations and honest and ethical conduct in connection with the financial reporting process and related disclosures. The Finance Ethics Code will be reviewed at least annually and complies with the current rules and regulations issued by the Securities and Exchange Commission.

Attendance

The Board of Directors prides itself in its ability to recruit and retain directors who have a diversity of experience, who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, and who are effective (in conjunction with the other members of the Board) in collectively serving the long-term interests of the stockholders. Board and committee attendance is central to the proper functioning of the Board of Directors and is a priority. Directors are expected to make every effort to personally attend every Board meeting and every meeting of each committee on which they serve as a member. Over the past eight years, individual directors have attended 478 out of a total of 490 required meeting attendances. Given Wolverine’s home base in Rockford, Michigan and the geographic diversity of the home cities of Wolverine’s directors, we believe this attendance record is exceptional.

Board and Company Culture

Wolverine’s comprehensive governance guidelines and principles are coupled with a robust, open and effective Board environment that promotes respect, trust and candor, fosters a culture of open dissent and permits each director to express opinions and contribute to the Board process. Directors are expected to have unrestricted access to management and any company information they desire. The participation of Board members and the open exchange of opinions is further encouraged at the Board committee level through the periodic rotation of Board members among its standing committees. This open and candid operating environment is shared by management and the Board and is essential to fully realize the benefits of Wolverine’s formal governance guidelines, principles, charters and policies.

Stock Incentive Plan of 2003

The Board of Directors firmly believes that Wolverine’s long-term interests are best advanced by aligning the interests of its key employees with the interests of its stockholders. Therefore, to attract, retain and motivate officers and key management employees of exceptional abilities, and in recognition of the significant and extraordinary contributions to the long-term performance and growth of Wolverine and its subsidiaries made by these individuals, on February 13, 2003, the Board of Directors adopted, subject to stockholder approval, the Stock Incentive Plan of 2003 (the “Plan”). The terms of the Plan are attached as Appendix B to this proxy statement. The Plan is intended to supplement and continue the compensation policy and practice of other stock incentive plans of Wolverine, which Wolverine has utilized for these purposes for several decades. Because the current plans have limited authorized shares remaining for future awards and stock options to employees (approximately 393,946 shares in total as of March 3, 2003), the Board of Directors believes that adoption of the Plan is now advisable to make additional shares available for awards.

The following summarizes information as of March 3, 2003, with respect to available shares and outstanding awards under Wolverine’s existing equity-based incentive plans:

•	393,946 shares of common stock are currently available for new awards to employees under Wolverine’s existing equity-based compensation plans for employees;
•	444,436 shares of common stock are currently available for option awards to directors under the Directors’ Stock Option Plan;
•	options for 4,675,413 shares of common stock are currently outstanding and unexercised under all of Wolverine’s existing stock option plans for employees;
•	options for 353,382 shares of common stock are currently outstanding and unexercised under all of Wolverine’s stock option plans for directors;
•	the weighted-average exercise price of all currently outstanding stock options is approximately $14.90; and
•	the weighted-average term until expiration of all currently outstanding stock options is 6.53 years.

The following summarizes certain important information about the proposed Plan:

•	1,300,000 shares of common stock would be available for awards under the Plan, subject to certain anti-dilution and other adjustments;
•	a maximum of 15% of the shares available for issuance under the Plan could be awarded in the form of restricted stock and stock awards, combined;
•	the exercise price for all stock options issuable under the Plan must be at least 100% of the market value of common stock on the date of grant;
•	the Plan prohibits repricing, replacement, or modification of any award under the Plan without stockholder approval if the effect of the action would be to reduce the exercise price of an outstanding award; and
•	restricted stock and stock option awards vest according to schedules set by the Compensation Committee based on company performance or time periods that provide for full vesting in not less than three years.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1,000,000 the annual income tax deduction that may be claimed by a publicly held corporation for compensation paid to its chief executive officer and to the four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The proposed Plan is intended to provide performance-based compensation under Section 162(m) to permit compensation associated with stock options awarded under the Plan to be tax deductible to Wolverine while allowing, as nearly as practicable, the continuation of Wolverine’s preexisting practices with respect to the award of stock options. In any calendar year, no participant in the Plan may be granted awards with respect to more than 300,000 shares of Wolverine common stock.

The Plan is intended to grant stock options and restricted stock consistent with the past practice of Wolverine. Most of the options granted under the current plans have been incentive stock options within the meaning of the Internal Revenue Code with an exercise price equal to the market price of the stock on the date of grant. However, the Plan would also permit the grant of stock awards if determined to be desirable to advance the purposes of the Plan (together with stock options and restricted stock, collectively referred to as “Incentive Awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Plan is intended to provide significant flexibility for Wolverine to design specific long-term incentives to best promote Plan objectives and in turn promote the interests of Wolverine’s stockholders.

The following is a summary of the principal features of the Plan and is qualified in its entirety by reference to the terms of the Plan attached as Appendix B to this proxy statement.

Subject to certain anti-dilution and other adjustments, the total number of shares available for Incentive Awards under the Plan would be 1,300,000 shares of Wolverine’s common stock, $1.00 par value. Persons eligible to receive Incentive Awards under the Plan (with certain limitations discussed below) include corporate executive officers (currently 8 persons) and other officers and key employees (currently approximately 270 persons) of Wolverine and its subsidiaries in consideration of their abilities to contribute to increased stockholder value. Additional individuals may become executive officers, officers or key employees in the future and could participate in the Plan. Executive officers, officers and key employees of Wolverine and its subsidiaries may be considered to have an interest in the Plan because they may receive Incentive Awards under the Plan. The benefits payable under the Plan are presently not determinable and the benefits that would have been payable had the Plan been in effect during the most recent fiscal year are similarly not determinable. The Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974.

The Plan would be administered by the Compensation Committee of the Board of Directors. The Compensation Committee would determine, subject to the terms of the Plan, the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person (subject to the limit specified in the Plan), the time of each grant, the terms and duration of each grant and all other determinations necessary or advisable for administration of the Plan. No participant may be granted, during any calendar year, Incentive Awards representing more than 300,000 shares of Wolverine common stock, subject to certain anti-dilution and other adjustments. In addition, not more than 15% of the total number of shares available for awards under the Plan could be granted in the form of restricted stock and stock awards, combined. The Compensation Committee could amend the terms of Incentive Awards granted under the Plan from time to time in a manner consistent with the Plan.

The principal stock option features of the Plan permit Wolverine to grant to participants options to purchase shares of Wolverine common stock at stated prices for specific periods of time. Certain stock options that could be granted to employees under the Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. Wolverine has traditionally granted incentive stock options to its officers and key employees as the primary form of long-term, equity-based incentive compensation. Other stock options would not be incentive stock options within the meaning of the Internal Revenue Code. Stock options could be granted at any time prior to the termination of the award provisions of the Plan according to its terms or termination of the Plan by action of the Compensation Committee or the Board of Directors. The Compensation Committee could award options for any amount of consideration, or no consideration, as determined by the Compensation Committee.

The Compensation Committee would establish the terms of individual stock option grants in stock option agreements. The stock option agreements would contain terms, conditions and restrictions that the Compensation Committee determines to be appropriate and consistent with the provisions of the Plan. The Plan requires that vesting schedules set by the Compensation Committee be based on company performance or extend over a period of time that provides for full vesting in a period of not less than three years. Stock options granted by the Compensation Committee under the stock incentive plans currently in place generally vest in four installments over a three-year period subject to, among other things, the participant’s continued employment with Wolverine or the applicable subsidiary. The terms could also provide for automatic regrants of options for a small group of senior managers with respect to shares surrendered to Wolverine in connection with the exercise of an outstanding stock option or payment of taxes in connection with the vesting of restricted stock or the exercise of a stock option. The exercise price per share would be determined by the Compensation Committee and would be a price equal to or greater than the market value of common stock on the date of grant. No Incentive Award could be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then outstanding Incentive Awards to the same participants. On March 3, 2003, the closing price of Wolverine common stock on the New York Stock Exchange was $16.65 per share. When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation Committee, shares of Wolverine common stock or other consideration substantially equal to cash. If shares of Wolverine common stock are used to pay the exercise price and the Compensation Committee permits, a participant could use the value of shares received upon exercise for further exercises in a single transaction. The Compensation Committee could also authorize payment by employees other than executive officers of all or a portion of the exercise price in the form of a full recourse promissory note or installments on terms approved by the Compensation Committee. The Board of Directors could restrict or suspend the power of the Compensation Committee to permit such loans and could require that adequate security be provided.

Although the term of each stock option would be determined by the Compensation Committee, no stock option would be exercisable under the Plan after the expiration of 10 years from the date it was granted. Stock options generally become fully vested and are exercisable for limited periods of time in the event a stock option holder dies or becomes disabled. If a stock option holder is terminated without cause, no additional vesting will occur and the options previously vested are exercisable for a limited period of time. If a stock option holder is terminated for cause, the stock option holder would forfeit all rights to exercise any outstanding stock options unless the Compensation Committee determines otherwise. If a stock option holder retires (i) after age 62, (ii) after age 50 and the completion of seven years of service as an employee and/or officer of Wolverine or any subsidiary, or (iii) upon attaining any other age or years of service determined by the Compensation Committee, all of his or her options become fully vested and may be exercised for the remainder of the terms of the options unless the terms of the option agreement or grant provide otherwise. Stock options granted to participants under the Plan generally could not be transferred except by will or by the laws of descent and distribution, unless the Compensation Committee otherwise consents or transfer is permitted by the terms of the grant or the applicable stock option agreement.

For federal income tax purposes, the participant would not recognize income and Wolverine would not receive a deduction at the time an incentive stock option is granted. A participant exercising an incentive stock option would not recognize income at the time of the exercise. The difference between the market value and the exercise price would, however, be a tax preference item for purposes of calculating alternative minimum tax. Upon sale of the stock, as long as the participant held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, the participant’s basis would equal the exercise price and the participant would pay tax on the difference between the sale proceeds and the exercise price as capital gain. Wolverine would receive no deduction for federal income tax purposes. If, before the expiration of either of the above holding periods, the participant sold shares acquired under an incentive stock option, the tax deferral would be lost and the participant generally would recognize taxable compensation income equal to the difference between the exercise price and the fair market value of the stock at the time of exercise. Wolverine would then receive a corresponding deduction for federal income tax purposes. Additional gains, if any, recognized by the participant would result in the recognition of short- or long-term capital gain.

Federal income tax laws provide different rules for nonqualified options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, a participant would not recognize any income and Wolverine would not receive a deduction at the time a nonqualified option is granted. If a nonqualified option is exercised, the participant would recognize compensation income in the year of exercise equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Wolverine would receive a corresponding deduction for federal income tax purposes.

The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

The Plan also permits the Compensation Committee to make stock awards. A stock award of Wolverine’s common stock would be subject to terms and conditions set by the Compensation Committee at the time of the award. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Wolverine common stock. However, the Compensation Committee could impose restrictions on the assignment or transfer of Wolverine common stock awarded under a stock award. Wolverine has previously granted stock awards for minimal numbers of shares to a limited number of persons in connection with short-term programs targeted at specific locations or profit centers as rewards for achieving pre-established sales or similar goals. Wolverine presently expects any future awards would be for a de minimis number of shares and similar purposes.

Finally, the Plan permits the Compensation Committee to award restricted stock, subject to such terms and conditions set by the Compensation Committee. Only 15% of the shares authorized under the Plan may be issued as restricted stock or stock awards, combined. As with stock option grants, the Compensation Committee would establish the terms of individual awards of restricted stock in restricted stock agreements. The Plan requires that vesting schedules set by the Compensation Committee be based on company performance or extend over a period of time that provides for full vesting in a period of not less than three years. Restricted stock granted by the Compensation Committee, other than stock associated with payouts under Wolverine’s Executive Long-Term Incentive Plan, generally vests in three installments over a five-year period, with 25% of the shares subject to an award vesting on the third anniversary of the date of the award, 25% of the shares vesting on the fourth anniversary and the remaining shares vesting on the fifth anniversary. Restricted stock awarded in connection with the Executive Long-Term Incentive Plan (approved by the stockholders in 1997 and 2002) generally vests in three equal installments over a three-year period on each anniversary of the date of grant. Unless the Compensation Committee consents or provides otherwise in a restricted stock agreement, if a participant’s employment is terminated during the restricted period for any reason other than death, disability or retirement (as defined in the Plan), the participant’s restricted stock would be entirely forfeited. If the participant’s employment terminates during the restricted period by reason of death, disability or retirement, the restrictions on the participant’s shares would terminate automatically. Wolverine has previously granted restricted stock awards pursuant to the current stock incentive plans.

Without Compensation Committee authorization, a recipient of restricted stock would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of the stock other than to Wolverine or by will or the laws of descent and distribution. In addition, the Compensation Committee could impose other restrictions on shares of restricted stock. Holders of restricted stock would enjoy all other rights of a stockholder with respect to restricted stock, including the right to vote restricted shares at stockholders’ meetings and the right to receive all dividends paid with respect to shares of Wolverine common stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares would be subject to the same terms, conditions and restrictions that are applicable to the restricted stock for which the shares are received.

Generally, a participant would not recognize income upon the award of restricted stock. However, a participant would be required to recognize compensation income on the value of restricted stock at the time the restricted stock vests (when the restrictions lapse). At the time the participant recognizes compensation income, Wolverine would be entitled to a corresponding deduction for federal income tax purposes. If restricted stock is forfeited by a participant, the participant would not recognize income and Wolverine would not receive a deduction. Prior to the lapse of restrictions, dividends paid on restricted stock would be reported as compensation income to the participant and Wolverine would receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock, elect to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of the award. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported by the participant as compensation income.

Compensation associated with awards of restricted stock under the Plan not associated with payouts under the Executive Long-Term Incentive Plan would not, based upon Wolverine’s past practices, qualify as performance-based compensation for purposes of Section 162(m) and would be subject to the $1,000,000 deductibility limit. Wolverine believes that awards of restricted stock in connection with the Executive Long-Term Incentive Plan would constitute performance-based compensation and would be exempt from the $1,000,000 deductibility limit imposed by Section 162(m).

Upon the occurrence of a “change in control” of Wolverine (as defined in the Plan), all outstanding stock options would become immediately exercisable in full and would remain exercisable in accordance with their terms and all other outstanding Incentive Awards under the Plan would immediately become fully vested and nonforfeitable. In addition, the Compensation Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options would receive cash in an amount equal to the greater of the excess over the exercise price per share of each stock option of: (i) the highest sale price of the shares on the New York Stock Exchange immediately before the effective date of the change in control; or (ii) the price per share actually paid in connection with any change in control of Wolverine.

If Incentive Awards are made under the Plan, Wolverine could withhold from any cash otherwise payable to a participant or require a participant to remit to Wolverine an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding Wolverine common stock to be received upon exercise of an option or the vesting of restricted stock or by delivery to Wolverine of previously owned shares of common stock.

The Board of Directors could, on the recommendation of the Compensation Committee, terminate the Plan at any time and could from time to time amend the Plan as it considered proper and in the best interests of Wolverine, provided that no amendment could impair any outstanding Incentive Award without the consent of the participant except according to the terms of the Plan or Incentive Award. No termination, amendment or modification could become effective with respect to any Incentive Award outstanding under the Plan without the prior written consent of the participant holding the award unless the amendment or modification operated to the benefit of the participant. Subject to stockholder approval, the Plan would take effect on February 13, 2003, and, unless terminated earlier by the Board of Directors, no awards could be made under the Plan after February 12, 2013.

Wolverine intends to register shares covered by the Plan under the Securities Act of 1933 before any Incentive Award could be exercised. If the Plan is not approved by the stockholders, no Incentive Awards will be made under the Plan to any employee of Wolverine, including the Chief Executive Officer or any of the four most highly compensated executive officers (other than the Chief Executive Officer).

A vote of the stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve the Plan. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes will not be counted as voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

This proposal is considered to be a routine matter and the New York Stock Exchange has advised Wolverine that shares of common stock held by New York Stock Exchange member organizations, or their nominees, may be voted without specific instructions from the beneficial owners of such shares.

Your Board of Directors recommends that you vote FOR approval of the Stock Incentive Plan of 2003.

Ownership of Wolverine Stock

Five Percent Stockholders

The following table sets forth information concerning the number of shares of Wolverine stock held by each entity known to Wolverine to have been the beneficial owner of more than five percent of Wolverine’s outstanding shares of common stock:

Five Percent Stockholders

	Amount and Nature of Beneficial
	Ownership of Common Stock

	Sole Voting	Shared
	and	Voting		Total
Name and Address	Dispositive	or Dispositive		Beneficial		Percent
of Beneficial Owner	Power	Power		Ownership		of Class

Perkins, Wolf, McDonnell & Company(1)(2) 310 S. Michigan Avenue, Suite 2600 Chicago, Illinois 60604	87,100	6,102,490	(3)	6,189,590	(3)	15.3%
Berger Small Cap Value Fund(1)(2) 210 University Boulevard, Suite 900 Denver, Colorado 80206	—	3,800,000		3,800,000		9.15%
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, New York 10019	2,598,700	—		2,598,700		6.42%
Putnam, LLC. d/b/a Putnam Investments(4) One Post Office Square Boston, Massachusetts 02109	—	2,106,025		2,106,025		5.1%

(1)	Based on information set forth in Schedule 13G dated February 12, 2002. The Schedule 13G indicates that the Berger Small Cap Value Fund and its sub-investment adviser, Perkins, Wolf, McDonnell & Company, have investment and voting authority with respect to 3,800,000 shares of Wolverine’s common stock. Documents filed with the Securities and Exchange Commission indicate that Berger Small Cap Value Fund is a portfolio series established under the Berger Omni Investment Trust, an open-ended management investment company registered under the Investment Company Act of 1940, as amended.

(2)	Based on information set forth in Schedule 13G filed January 31, 2003. The Schedule 13G indicates that Perkins, Wolf, McDonnell & Company, identified as a broker or dealer and an investment adviser, is considered the beneficial owner of 6,189,590 shares of Wolverine common stock. According to the Berger Small Cap Value Fund Schedule 13G dated February 12, 2002, Perkins, Wolf, McDonnell & Company is the sub-investment adviser with respect to 3,800,000 shares of Wolverine’s common stock. It is likely that these 3,800,000 shares are counted twice in this table, once by the Berger Small Cap Value Fund and once by Perkins, Wolf, McDonnell & Company.

(3)	Based on information set forth in Schedule 13G dated February 6, 2003. The Schedule 13G indicates that Royce & Associates, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(4)	Based on information set forth in Schedule 13G dated February 5, 2003. According to the Schedule 13G, Marsh & McLennan Companies, Inc. wholly owns Putnam, LLC. d/b/a Putnam Investments, which wholly owns two registered investment advisers: Putnam Investment Management, LLC., the investment adviser to the Putnam family of mutual funds; and The Putnam Advisory Company, LLC., the investment adviser to Putnam’s institutional clients. Both Putnam Investment Management, LLC. and The Putnam Advisory Company, LLC. have dispository power over the shares as investment managers, but each of the mutual funds’ trustees have voting power over the shares held by each fund, and the Putnam Advisory Company, LLC. has shared voting power over the shares held by the institutional clients. The Schedule 13G indicates the following interests: (i) Putnam, LLC. d/b/a Putnam Investments has shared voting power with respect to 721,355 shares and shared dispositive power with respect to 2,106,025 shares; (ii) Putnam Investment Management, LLC. has shared dispositive power with respect to 734,300 shares; and (iii) The Putnam Advisory Company, LLC. has shared voting power with respect to 721,355 shares and shared dispositive power with respect to 1,371,725 shares.

Stock Ownership By Management

The following table sets forth the number of shares of common stock beneficially owned as of March 3, 2003, by each of Wolverine’s directors and nominees for director, each of the named executive officers and all of Wolverine’s directors, nominees for director and executive officers as a group. An asterisk in the column for “Percent of Class” means the individual owns less than one percent of the common stock:

Stock Ownership By Management

	Amount and Nature of Beneficial
	Ownership of Common Stock(1)

			Stock Options(3)
	Sole Voting	Shared Voting			Total
Name of	and Dispositive	or Dispositive	In-the-	Out-of-the-	Beneficial	Percent
Beneficial Owner	Power	Power(2)	Money(4)	Money(5)	Ownership(3)	of Class

Geoffrey B. Bloom	296,690		188,534	218,817	704,041	1.74%
Steven M. Duffy	69,570		84,257	105,867	259,694	*
V. Dean Estes	91,994		94,357	53,543	239,894	*
Donald V. Fites	10,000		34,963	7,639	52,602	*
Alberto L. Grimoldi	15,184		18,240	15,229	48,653	*
Stephen L. Gulis, Jr.	83,835		110,994	87,295	282,124	*
David T. Kollat	40,500		24,567	15,229	80,296	*
Blake W. Krueger	83,579		128,796	46,899	259,274	*
Phillip D. Matthews	22,593		39,754	15,229	77,576	*
David P. Mehney	87,217		22,036	15,229	124,482	*
Timothy J. O’Donovan	384,332	18,983	287,933	109,206	800,454	1.98%
Joseph A. Parini	7,185		18,240	15,229	40,654	*
Joan Parker	19,082		18,240	15,229	52,551	*
Elizabeth A. Sanders	7,000	3,375	33,427	15,229	59,031	*
Paul D. Schrage	5,000		10,647	26,621	42,268	*
All directors and executive officers as a group	1,292,996	22,485	1,220,494	769,863	3,305,838	7.87%

(1)	The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(3)	These numbers include shares that may be acquired within 60 days after March 3, 2003, by the exercise of stock options granted under Wolverine’s various stock option plans.

(4)	Shares subject to option with exercise prices below $16.65, the closing price of Wolverine’s common stock on March 3, 2003.

(5)	Shares subject to option with exercise prices at or above $16.65, the closing price of Wolverine’s common stock on March 3, 2003, often referred to as “underwater options.”

Wolverine’s Stock Price Performance

The following graph compares the cumulative total stockholder return on Wolverine common stock to the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index, assuming an investment of $100.00 at the beginning of the period indicated. These indicies are weighted based on the market capitalization of the companies included in each index.

Wolverine is part of the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 600 Footwear Index. Cumulative total stockholder return is measured by dividing: (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

Five Year Cumulative Total Return Summary

The dollar values for total stockholder return plotted in the graph are shown in the table below:

		S&P	S&P 600
Fiscal		Small Cap	Footwear
Year-End	Wolverine	600 Index	Index

1997	$100.00	$100.00	$100.00
1998	56.46	98.78	78.49
1999	47.11	111.03	95.68
2000	66.51	124.12	185.65
2001	67.13	133.35	140.05
2002	68.65	112.74	170.10

Executive Compensation

Summary of Executive Compensation

The following Summary Compensation Table shows selected information concerning the compensation earned during each of the three fiscal years in the period ended December 28, 2002, by all individuals who served as Chief Executive Officer during the last fiscal year and each of Wolverine’s four most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of the last completed fiscal year.

Summary Compensation Table

				Long-Term Compensation

		Annual Compensation		Awards		Payouts

					Number of
				Restricted	Shares
Name and				Stock	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Options	Payouts(2)	Compensation(3)

Steven M. Duffy	2002	$328,827	$197,721	$145,825	36,565	$—	$9,454
Executive Vice	2001	313,077	96,437	129,625	90,060	—	9,204
President	2000	298,462	—	110,630	40,230	—	9,204

V. Dean Estes	2002	$301,827	$149,072	$76,750	16,537	$—	$5,834
Vice President	2001	287,116	169,026	68,625	42,118	—	5,547
	2000	276,250	—	55,315	20,703	—	6,216

Stephen L. Gulis, Jr.	2002	$296,827	$233,050	$145,825	36,453	$—	$7,446
Executive Vice	2001	281,731	98,741	129,625	71,503	—	7,196
President, Chief	2000	268,462	—	110,630	40,087	—	7,196
Financial Officer and
Treasurer

Blake W. Krueger	2002	$333,827	$207,873	$145,825	43,029	$—	$9,342
Executive Vice	2001	318,077	132,443	129,625	74,674	—	9,092
President, General	2000	304,519	—	110,630	40,555	—	9,092
Counsel and Secretary

Timothy J. O’Donovan	2002	$593,654	$699,151	$283,975	76,420	$—	$10,434
Chief Executive	2001	563,462	300,000	259,250	69,207	—	10,184
Officer, President	2000	517,308	—	221,260	84,623	—	10,184
and Director

(1)	The values of restricted stock awards reported in this column are calculated using the closing market price of common stock on the date of grant. As of the end of Wolverine’s 2002 fiscal year, each of the named executive officers held shares of restricted stock. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (as represented by the closing price of common stock on December 27, 2002) at the end of Wolverine’s 2002 fiscal year, without giving effect to the reduction in value attributable to the restrictions on the stock, are set forth below:

	Number	Aggregate
	of Shares	Value

Mr. Duffy	38,000	$587,100
Mr. Estes	19,500	301,275
Mr. Gulis	38,000	587,100
Mr. Krueger	38,000	587,100
Mr. O’Donovan	71,500	1,104,675

These numbers do not include the number or value of shares of restricted stock, if any, awarded during the years presented in connection with the Amended and Restated Executive Long-Term Incentive Plan (3-Year Bonus Plan) (the “LTIP”), the values of which, if any, are included in the amounts reported in the “LTIP Payouts” column in this table for the applicable year for each listed individual.

(2)	Under the LTIP, amounts payable are paid (i) in cash equal to 50% of the incentive bonus, and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 70% of the incentive bonus. The dollar amounts, if any, reported in this column reflect the cash payment and the market value of the shares of restricted stock on the date of payment. Shares of restricted stock are granted under existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant. Wolverine did not grant any shares of restricted stock to key management employees with respect to amounts payable under the LTIP for the three-year performance periods ended in any of the last three fiscal years.

(3)	The compensation listed in this column for 2002 consisted of: (i) Wolverine’s contributions to the accounts of the named executive officers under Wolverine’s 401(k) Savings Plan as follows: $5,500 for Mr. Duffy; $5,500 for Mr. Estes; $5,500 for Mr. Gulis; $5,500 for Mr. Krueger; and $5,500 for Mr. O’Donovan; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $3,954 for Mr. Duffy; $334 for Mr. Estes; $1,946 for Mr. Gulis; $3,842 for Mr. Krueger; and $4,934 for Mr. O’Donovan.

Stock Options

The Compensation Committee administers Wolverine’s stock option plans and also has authority to determine the individuals to whom and the terms upon which options are granted, the number of shares subject to each option and the form of consideration payable upon the exercise of an option. The Chief Executive Officer makes recommendations of stock option grants (other than for himself), which the Compensation Committee then considers.

The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended December 28, 2002, and the number of shares of common stock subject to and values of options at that date:

Option Grants in Last Fiscal Year

Individual Grants

		Percent of
		Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees	Exercise		Grant Date
	Options	in Fiscal	Price Per	Expiration	Present
Name	Granted(1)	Year	Share	Date	Value(2)

Steven M. Duffy	32,500	4.2858	$15.440	02/14/12	$176,218.25
	977	0.1288	15.935	02/24/07	5,467.19
	1,255	0.1655	15.575	02/21/09	6,864.22
	814	0.1073	15.900	03/03/09	4,545.05
	612	0.0807	15.935	02/24/10	3,424.69
	407	0.0537	15.935	02/24/08	2,277.53
V. Dean Estes	13,500	1.7803	$15.440	02/14/12	$73,198.35
	407	0.0537	15.900	03/03/09	2,272.53
	589	0.0777	15.935	02/24/10	3,295.99
	1,228	0.1619	15.575	02/21/09	6,716.55
	203	0.0268	15.935	02/24/08	1,135.97
	610	0.0804	15.935	02/24/07	3,413.50
Stephen L. Gulis, Jr.	32,500	4.2858	$15.440	02/14/12	$176,218.25
	977	0.1288	15.935	02/24/07	5,467.19
	814	0.1073	15.900	03/03/09	4,545.05
	569	0.0750	15.935	02/24/10	3,184.07
	1,186	0.1564	15.575	02/21/09	6,486.83
	407	0.0537	15.935	02/24/08	2,277.53
Blake W. Krueger	32,500	4.2858	$15.440	02/14/12	$176,218.25
	6,226	0.8210	15.570	03/03/09	34,041.90
	977	0.1288	15.935	02/24/07	5,467.19
	1,282	0.1691	15.575	02/21/09	7,011.90
	814	0.1073	15.900	03/03/09	4,545.05
	623	0.0822	15.935	02/24/10	3,486.25
	407	0.0537	15.935	02/24/08	2,277.53
	200	0.0264	15.570	02/24/10	1,093.54
Timothy J. O’Donovan	70,000	9.2310	$15.440	02/14/12	$379,547.00
	1,302	0.1717	15.900	03/03/09	7,269.85
	1,027	0.1354	15.935	02/24/10	5,746.99
	651	0.0858	15.935	02/24/08	3,642.93
	1,975	0.2604	15.575	02/21/09	10,802.26
	1,465	0.1932	15.935	02/24/07	8,197.99

(1)	All options indicated in boldface text above are exercisable with respect to 25% of the shares on the date of grant and become exercisable with respect to 25% of the shares on each following anniversary date with full vesting occurring on the third anniversary date of the grant. Vesting may be accelerated upon certain events relating to a change in control of Wolverine. All options in boldface text were granted in February 2002. All such options were granted for a term of 10 years.

In 1997, the Compensation Committee adopted a program to automatically award “reload options” to a limited group of senior executives if those executives surrender shares of common stock to pay the exercise price or tax withholding obligations associated with the exercise of a then outstanding stock option or the vesting of restricted stock. Stock options granted after 1997 (both stock options that may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code and other stock options that would not be incentive stock options within the meaning of the Internal Revenue Code) and restricted stock awards under Wolverine’s plans provide for automatic awards of reload options to such executives. All options not shown in boldface text in the table are reload options granted in 2002. Reload options to purchase the number of shares surrendered by an executive are awarded at the market price on the date of grant. Reload options granted in connection with the exercise of another stock option have the same term as the term remaining under the underlying option that was exercised. Reload options granted upon vesting of restricted stock have 10-year terms from the date of the underlying restricted stock award. Reload options are fully vested on the date of grant.

Certain senior executives are permitted to transfer nonqualified stock options to a limited group of permissible transferees primarily for estate planning purposes. Options terminate, with certain limited exercise provisions, in the event of death or certain other terminations of employment. All options permit the option price to be paid by delivery of cash or, if permitted by the Compensation Committee, shares of common stock.

(2)	Based on the Black-Scholes option pricing model. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values in the table above were calculated using the Black-Scholes model based on assumptions that include:

•	a stock price volatility factor of .420%, calculated using monthly stock prices for the three years prior to the grant date;
•	a risk free rate of return of 4.23%;
•	an expected average dividend yield of 1.1% (the dividend yield at the date of the grant); and
•	an expected average option holding period of 4 years, which approximates Wolverine’s historical experience.

No adjustments were made for the general non-transferability of the options or to reflect any risk of forfeiture before vesting. Disclosure of grant date present value is presented pursuant to Securities and Exchange Commission regulations. Wolverine’s use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End

	Number of
	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven M. Duffy	—	$—	155,206	48,126	$138,265	$49,734
V. Dean Estes	10,500	117,351	140,220	20,125	460,622	21,200
Stephen L. Gulis, Jr.	—	—	163,414	48,126	205,539	49,734
Blake W. Krueger	14,507	69,356	140,766	48,126	98,030	49,734
Timothy J. O’Donovan	13,771	110,966	325,646	101,250	793,446	105,694

Wolverine’s employee loan program allows an employee to borrow from Wolverine up to 95% of the exercise price to exercise options acquired under Wolverine’s stock option plans. These loans bear interest at a rate equal to the greater of 6.5% per annum or the prime rate in effect on the date of the loan with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum beginning five years after the date on which the option to which the loan relates is exercised. Participants may pay principal and/or accrued interest on these loans in shares of Wolverine stock. All loans are full recourse loans and are also secured by a pledge of the stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 3, 2003 (and, if higher, the largest balance outstanding during the last fiscal year) for each director and executive officer were as follows: Mr. O’Donovan, $0 ($105,152); Mr. Ottenwess, $56,270; and Ms. Parker, $79,572 ($85,254). All outstanding balances for these directors and executive officers are pursuant to loans made by Wolverine before July 30, 2002, the date the Sarbanes-Oxley Act of 2002 prohibited loans to directors and executive officers. Wolverine’s amended stock option loan program prohibits loans to directors and executive officers and was filed as an exhibit to Wolverine’s Quarterly Report on Form 10-Q for the period ended September 7, 2002.

Equity Compensation Plan Information

The following table provides information about Wolverine’s equity compensation plans as of December 28, 2002:

Equity Compensation Plan Information

				Number of Securities
				Remaining Available for
	Number of Securities to			Future Issuance Under
	be Issued Upon		Weighted Average	Equity Compensation
	Exercise		Exercise Price of	Plans (Excluding
	of Outstanding Options,		Outstanding Options,	Securities Reflected in
	Warrants and Rights		Warrants and Rights	Column (a))
Plan Category(1)	(a)		(b)	(c)

Equity compensation plans approved by security holders	4,412,198	(2)(3)	$14.89	2,010,124	(4)
Equity compensation plans not approved by security holders	15,187	(5)	$3.56	—

Total	4,427,385		$14.85	2,010,124

(1)	Each plan for which aggregated information is provided contains customary anti-dilution provisions that are applicable in the event of a stock split, stock dividend or certain other changes in the Wolverine’s capitalization.

(2)	Includes 4,058,817 stock options awarded to employees under the 1988 Stock Option Plan, the 1993 Stock Incentive Plan, the 1995 Stock Incentive Plan, the 1997 Stock Incentive Plan, the Stock Incentive Plan of 1999 and the Stock Incentive Plan of 2001, and 353,381 stock options awarded to non-employee directors under the currently effective Amended and Restated Directors’ Stock Option Plan and the previous Amended and Restated Directors Stock Option Plan initially adopted in 1988. Column (a) does not include stock units credited to outside directors’ fee accounts or retirement accounts under the Outside Directors’ Deferred Compensation Plan. Stock units do not have an exercise price. Each stock unit credited to a director’s fee account and retirement account under the Outside Directors’ Deferred Compensation Plan will be converted into one share of common stock upon distribution. Column (a) also does not include shares of restricted or unrestricted common stock previously issued under Wolverine’s equity compensation plans.

(3)	Of this amount, 907,442 options were not exercisable as of December 28, 2002, due to vesting restrictions.

(4)	Comprised of: (i) 444,436 shares available for issuance to non-employee directors under the Amended and Restated Directors’ Stock Option Plan, which only authorizes the award of stock option grants at pre-established limited levels as described in the plan (this number of shares is expected to be sufficient to make awards to directors for approximately seven years); (ii) 399,243 shares available for issuance under the Outside Directors’ Deferred Compensation Plan upon the retirement of the current directors or upon a change in control; and (iii) 1,166,445 shares issuable under the various employee stock incentive plans. Of these total amounts available, the number of shares with respect to the following plans may be issued other than upon the exercise of an option, warrant or right as of December 28, 2002:

•	Outside Directors’ Deferred Compensation Plan: 399,243
•	1993 Stock Incentive Plan: 683
•	1995 Stock Incentive Plan: 178
•	Stock Incentive Plan of 1999: 17,104
•	Stock Incentive Plan of 2001: 471,400

The Outside Directors’ Deferred Compensation Plan is a supplemental, unfunded, nonqualified deferred compensation plan for non-employee directors. Participation in the plan is voluntary. The plan allows participating directors to receive, in lieu of some or all directors’ fees, a number of stock units equal to the amount of the deferred directors’ fees divided by the fair market value of Wolverine’s common stock on the date of payment of the next cash dividend on Wolverine’s common stock. These stock units are increased by a dividend equivalent based on dividends paid by Wolverine and the amount of stock units credited to the participating director’s fee account and retirement account. Upon distribution, the participating directors receive a number of shares of Wolverine’s common stock equal to the number of stock units to be distributed at that time. Distribution is triggered by termination of service as a director or by a change in control of Wolverine and can occur in a lump sum, in installments or on another deferred basis. Of the 399,243 shares issuable under the Outside Directors’ Deferred Compensation Plan, 134,578 shares have been issued to a trust to satisfy Wolverine’s obligations and are included in shares reported as issued and outstanding as of the record date.

The employee stock incentive plans listed above are equity-based incentive plans for officers and key employees. Those plans authorize awards of stock options, restricted common stock, common stock and tax benefit rights. The numbers reflected in this footnote with respect to those equity-based incentive plans represent, subject to the possible adjustments described below, the maximum number of shares that could be issued other than upon the exercise of an option, warrant or right. In addition, the Stock Incentive Plan of 2001 specifically limits the number of shares that can be awarded as restricted or unrestricted common stock to 40% of the shares authorized under the plan. The numbers provided in this footnote and in column (c) will increase to the extent that options relating to the number of shares listed in column (a) of the table or outstanding shares of restricted or unrestricted stock previously issued under a plan are canceled, surrendered, modified, exchanged for substitutes or expire or terminate prior to exercise or vesting because any such number of shares will again become available for issuance under the plan under which the option or stock was granted.

(5)	Represents Wolverine common stock to be issued upon exercise of an option granted to Phillip D. Matthews, Wolverine’s Lead Director, in 1993 under an individual compensation arrangement. The exercise price of the option was equal to the market price of Wolverine common stock on the date of grant and the option is fully vested. The agreement was entered into in connection with the election of Mr. Matthews as Chairman of the Board of Wolverine.

Long-Term Incentive Awards

Wolverine’s LTIP permits Wolverine to award cash and shares of restricted stock to plan participants conditioned upon the achievement of certain corporate performance goals over a three-year performance period.

The following table sets forth certain information concerning awards of long-term incentive compensation to the named executive officers during the last fiscal year:

Long-Term Incentive Plans — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts Under
	Number of	Other Period until	Non-Stock-Price-Based Plans(2)
	Shares, Units or	Maturation or
Name	Other Rights(1)	Payout	Threshold	Target	Maximum

Steven M. Duffy	40%	3 yrs	$82,930	$165,860	$331,721
V. Dean Estes	35	3 yrs	66,606	133,211	266,423
Stephen L. Gulis, Jr.	40	3 yrs	74,860	149,719	299,440
Blake W. Krueger	40	3 yrs	84,191	168,383	336,764
Timothy J. O’Donovan	60	3 yrs	224,579	419,159	898,318

(1)	Under the LTIP, key management employees may earn incentive compensation based upon achievement of specified performance goals with respect to the performance of Wolverine and/or its subsidiaries, operating divisions or profit centers over a three-year performance period. Performance goals under the LTIP are based on one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. The numbers reported in the column under the heading “Number of Shares, Units or Other Rights” represent the percentage of each officer’s average annual earned salary during the three-year period that the officer will receive as bonus compensation under the plan if the specified targets are achieved. The Compensation Committee determined these amounts. If higher or lower actual levels are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher, lower or zero. Bonuses are conditioned upon achieving a minimum or “threshold” level. The Compensation Committee established the performance goals at the beginning of 2002 for the period ending on the last day of Wolverine’s 2004 fiscal year.

(2)	Under the LTIP, amounts earned as bonus compensation are calculated based on each participant’s average annual earned salary during the three-year performance period. For purposes of illustration, the “Threshold,” “Target” and “Maximum” amounts in the table have been calculated using each named individual’s base salary for 2002 as reported in the Summary Compensation Table, adjusted for 5% annual cost of living increases. Incentive bonuses payable under the LTIP are paid: (i) in cash equal to 50% of the incentive bonus; and (ii) in shares of restricted stock that have a market value, on the date the cash payment is made, equal to 70% of the incentive bonus. The dollar amounts reported under the headings “Threshold,” “Target” and “Maximum” reflect the value of the cash payment and the market value of restricted stock to be received on the date of payment. Shares of restricted stock are granted under existing plans that provide for such awards. The restrictions lapse with respect to one-third of the shares on each anniversary of the date of grant.

Pension Plan

Wolverine has a qualified pension plan covering most of its salaried employees. The Internal Revenue Code imposes limitations on the maximum amount of pension benefits payable under qualified plans. It also imposes a cap currently equal to $200,000 (subject to grandfather provisions for earnings accrued before January 1, 1994) on the amount of earnings that may be taken into account in determining benefits payable under qualified plans.

The following table illustrates the estimated annual benefits payable under the pension plan for Wolverine’s named executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated (computed on a straight life annuity basis without regard to any accrued grandfathered benefit for earnings before January 1, 1994):

Pension Plan Table

	Years of Service

Average Remuneration	10	15	20	25 or more

$200,000	$48,000	$72,000	$96,000	$120,000

Subject to the limitations imposed by the Internal Revenue Code, the pension plan provides monthly benefits at normal retirement in an amount equal to the greater of: (i) $24.00 multiplied by the participant’s number of years of service up to 30 years; (ii) 1.6% of final average earnings multiplied by the participant’s number of years of service up to 30 years reduced by the participant’s Social Security allowance as defined in the pension plan; or (iii) for certain designated executives, a percentage benefit multiplier of 2.4% or 2.0% of final average earnings multiplied by the participant’s number of years of service up to 25 years. All of the executive officers named in the Summary Compensation Table have a percentage benefit multiplier of 2.4% and are capped at 25 years of service. “Final average earnings” are defined as the average of the participant’s annual earnings for the four consecutive highest compensation calendar years out of the last 10 calendar years of the participant’s employment (with earnings for the last year of employment annualized based on a participant’s then rate of pay). Except for the compensation cap imposed by the Internal Revenue Code, the remuneration covered by the plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading “Annual Compensation” in the Summary Compensation Table above.

If the pension plan is terminated during any period beginning on a “restricted date” (defined below) and ending two years later, the plan requires that surplus plan assets be used to purchase retiree medical and life insurance in satisfaction of Wolverine’s then outstanding obligations, if any, and be paid pro rata to increase the benefits of plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A restricted date is defined as the date any person or group acquires more than 50% of the voting stock of Wolverine in a transaction not approved by the Board of Directors or the date during any two-year period on which individuals who at the beginning of the period constituted the Board of Directors (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of the period or whose election or nomination was so approved) cease for any reason to constitute a majority of the Board.

As of December 28, 2002, the persons listed in the Summary Compensation Table had the following years of credited service under the plan: Mr. Duffy, 14 years; Mr. Estes, 25 years; Mr. Gulis, 18 years; Mr. Krueger, 7 years; and Mr. O’Donovan, 25 years.

Supplemental Executive Retirement Plan

In 1995, Wolverine adopted a Supplemental Executive Retirement Plan to replace deferred compensation agreements previously entered into with certain key employees, including Messrs. O’Donovan and Estes. An executive covered by a deferred compensation agreement will always be entitled to a benefit under the Supplemental Executive Retirement Plan at least equal to what he or she would have received under the deferred compensation agreement. The Supplemental Executive Retirement Plan became effective January 1, 1996 (the “SERP”).

Under the SERP, a participating executive will be eligible for an annual supplemental benefit once he or she has completed five years of service after having been approved as a participant in the SERP (or, for those executives already covered by a deferred compensation agreement, five years after entering into the deferred compensation agreement). Alternatively, a participating executive will be eligible for a benefit with less than five years of service if he or she retires at or after age 65. The supplemental benefit is equal to the difference between the executive’s retirement benefit under Wolverine’s qualified pension plan and an amount equal to a designated percentage of the executive’s average earnings multiplied by the executive’s years of service under the pension plan, except that the plan counts years during which the executive received a disability benefit under the SERP (except in computing the SERP’s disability benefit); excludes years that an executive is designated as an inactive participant; and may count deemed years of service granted by the Board of Directors (up to a maximum of 25 years). The designated percentage is either 2.4% for each year of service (including all of the individuals listed in Summary Compensation Table) or 2% per year of service. “Annual earnings” is defined as the average of the executive’s annual earnings for the four consecutive highest compensation years out of the last 10 years of the executive’s employment (excluding years during which the executive receives a disability benefit if the exclusion would produce a higher average; yearly compensation is not restricted by the $200,000 compensation cap under the pension plan and for the last year of employment is annualized). Average earnings do not include payments under the LTIP or severance payments. For this purpose, average earnings do not vary significantly from the amounts shown under the caption “Annual Compensation” in the Summary Compensation Table above.

A retired participating executive may draw the full benefit beginning at age 65. A participating executive may elect to begin receiving a reduced benefit at or after age 55. The reduction factor is 0.333% for each month prior to age 60, and 0.1666% for each month between age 60 and age 65. The SERP provides for a disability benefit equal to 60% of the supplemental retirement benefit (based on the executive’s years of service at the date of disability). A disabled executive is still eligible for a supplemental retirement benefit beginning at age 65 based on all years of service (including years during which the executive was receiving a disability benefit). The SERP also provides for a death benefit to the executive’s designated beneficiary if the executive dies before retiring. The death benefit is a lump-sum equal to the present value of the benefit the executive could have received beginning at age 65, based on his or her years of service up to the date of death.

Benefits under the SERP are subject to forfeiture if the executive’s employment is terminated for serious misconduct, if the executive later competes with Wolverine or if Wolverine cannot collect under an insurance policy purchased to fund plan benefits for certain reasons. For all individuals listed in the Summary Compensation Table, if, within two or three years after a “change in control” the executive resigns for “good reason” or is terminated by Wolverine or at the request of a third party who effectuates a change in control (other than for “cause” or due to death or “disability” as defined in the SERP), the executive will be entitled to a lump-sum payment equal to 125% of the present value of the benefit payments for which the executive would have been eligible if the executive had retired at age 55 (or at his or her actual age, if greater than age 55), without applying the monthly early retirement reduction factor, but based on years of service at the actual date of termination. For purposes of the SERP, “change in control” is defined as:

•	failure of the individuals who were directors at the time the SERP was adopted and those whose election or nomination to the Board of Directors was approved by a three-quarters vote of the directors then still in office who were directors at the time the SERP was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock or combined outstanding voting power (excluding certain transactions);
•	approval by the stockholders of a reorganization, merger or consolidation (excluding certain permitted transactions); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (excluding certain permitted transactions).

Wolverine may terminate the SERP or stop further accrual of plan benefits for a participating executive at any time, but termination will not affect previously accrued benefits.

Employment Agreements and Termination of Employment
and Change In Control Arrangements

Severance Agreements. Under individual agreements, Messrs. Duffy, Estes, Gulis, Krueger and O’Donovan, and certain other key management employees, will receive compensation if their employment is terminated following a change in control of Wolverine, unless:

•	the termination of the officer is due to death or retirement in accordance with Wolverine’s policy or as otherwise agreed;
•	the termination is by Wolverine for cause or disability; or
•	the termination is by resignation of the officer for other than “good reason.”

Good reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the executive’s status as a senior executive officer or the duties performed by the executive immediately before a change in control, a reduction in the executive’s annual base salary or relocation of the executive.

The compensation payable if such a termination occurs after a change in control includes:

•	cash equal to two or three times the executive’s annual salary, including target bonus;
•	cash equal to 100% of the difference between the market price of common stock (or, if higher, the highest price paid in connection with any change in control of Wolverine) and the exercise prices of unexercised stock options granted to the executive (other than incentive stock options granted after the date of the officer’s agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable;
•	relocation expenses, legal fees and indemnity against loss in the sale of the officer’s principal residence;
•	up to two or three years’ benefits under all employee benefit programs;
•	a cash payment at the executive’s retirement age equal to the actuarial value of the retirement pension and SERP to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with Wolverine, reduced by the single sum actuarial equivalent of any amounts to which the executive is entitled under Wolverine’s normal retirement plans and programs; and
•	outplacement services paid for by Wolverine.

In all of the severance agreements, the executive has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months after termination will be reduced to the extent of any compensation earned by the officer during the applicable period.

A change in control is defined in the agreements to include the acquisition of 20% or more of the common stock by any person or group of persons acting together or a change in a majority of the Board of Directors unless each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors as of the date of the agreements, or whose election or nomination was so approved.

Stock Plan Provisions. Wolverine has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of Wolverine. The options include options issued under plans adopted by Wolverine in 1988, 1993, 1995, 1997, 1999 and 2001 and the shares of restricted stock include shares awarded under plans adopted by Wolverine in 1993, 1995, 1997, 1999 and 2001.

Under the stock option agreements entered into between Wolverine and participants in the 1988, 1993, 1995, 1997, 1999 and 2001 plans, other than the agreements applicable to reload options, 25% of each option generally becomes exercisable on the date of grant and 25% of the shares becomes exercisable on each of the next three anniversary dates following the date of grant. The stock option agreements also provide that all options granted under the 1988 plan become immediately exercisable in the event of a change in control of Wolverine. The terms of the 1993, 1995, 1997, 1999 and 2001 plans provide for such acceleration upon a change in control of Wolverine.

The 1993, 1995, 1997, 1999 and 2001 plans provide for restricted stock awards. Except for shares awarded in connection with the payment of bonuses under the LTIP, the restrictions on 25% of the shares received under an award normally lapse on the third anniversary of the date of the award, with the restrictions on an additional 25% of the shares lapsing on the fourth anniversary and the restrictions with respect to the remaining shares lapsing on the fifth anniversary. With respect to shares awarded in connection with the LTIP, the restrictions on one-third of the shares received under an award lapse on each anniversary of the date of the award. Under the five plans listed above, restricted stock becomes fully vested and nonforfeitable upon a change in control of Wolverine.

A change in control is defined in the agreements under the 1988 plan to include a change of control as set forth in the proxy rules issued by the Securities and Exchange Commission, the acquisition of 25% or more of the common stock by any person or group of persons acting together or a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved. The definition of change in control under the 1993 plan differs from the definition of that term in the agreements under the 1988 plan in that a change in control is considered to occur upon the acquisition of 20% or more (rather than 25%) of the common stock and the definition includes the sale, lease, exchange or other transfer of substantially all of Wolverine’s assets to, or the merger or consolidation of Wolverine with, a corporation that is not controlled by Wolverine. Under the 1995, 1997, 1999 and 2001 plans, a change in control is defined as:

•	failure of the individuals who were directors at the time such plan was adopted and those whose election or nomination to the Board of Directors was approved by a two-thirds vote of the directors then still in office who were directors at the time such plan was adopted, or whose election or nomination was so approved, to constitute a majority of the Board of Directors;
•	acquisition by certain persons or groups of 20% or more of the common stock;
•	approval by the stockholders of a reorganization, merger or consolidation (except with certain permitted entities); or
•	approval by the stockholders of a complete liquidation or dissolution of Wolverine or the sale or disposition of all or substantially all of the assets of Wolverine (other than to certain permitted entities).

Benefit Trust Agreement. In May 1987, Wolverine established a Benefit Trust (“trust”) to ensure that payments to employees under the severance agreements, the SERP and deferred compensation agreements (collectively, the “agreements”) will not be improperly withheld after a change in control of Wolverine, as defined in the agreement establishing the trust. Under the trust, upon the occurrence of a “potential change in control,” Wolverine will deliver to the trustee, to be held in trust, cash, marketable securities or insurance corresponding to an amount determined by Wolverine to have a fair market value, together with any existing amounts in the trust, equal to the value of the benefits due to employees under the agreements given certain assumptions set forth in the trust. Additional terms of the trust provide for the return of the property to Wolverine upon written request before a change in control or automatically if no change in control has occurred within six months after funding upon a potential change in control. Wolverine has transferred to the trust insurance policies on the lives of certain key employees.

Indemnity Agreements. Wolverine has entered into indemnity agreements with Messrs. Duffy, Estes, Gulis, Krueger and O’Donovan and with each director and executive officer. The indemnity agreements indemnify each director and executive officer against all expenses incurred in connection with any action or investigation involving the director or executive officer by reason of his or her position with Wolverine (or with another entity at Wolverine’s request). The directors and executive officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by Wolverine that covers the directors and executive officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the director or executive officer meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, Wolverine will fund a trust to satisfy its anticipated indemnification obligations.

Other Plans and Agreements. Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options if a change in control of Wolverine and a subsequent triggering event occur. In addition, the SERP (described above) and the Deferred Compensation Plan (described above) provide for certain benefits and payments if a change in control of Wolverine occurs.

Compensation Committee Report on Executive Compensation

The Compensation Committee discharges, assists and carries out the Board of Directors’ responsibilities relating to Wolverine’s compensation and benefit programs and policies. The Compensation Committee also administers Wolverine’s compensation plans and reviews and approves the compensation of the Chief Executive Officer and other key senior executives. The Compensation Committee currently consists of three directors, none of whom is a current or former employee of Wolverine or its subsidiaries.

The Compensation Committee consults with independent compensation consulting firms as necessary from time to time to assist the Compensation Committee in formulating Wolverine’s compensation policies, provide advice to the Compensation Committee concerning specific compensation packages and appropriate levels of executive and Board of Director compensation, provide advice about competitive levels of compensation and review and recommend changes in the compensation system and programs of Wolverine.

The basic compensation philosophy of the Compensation Committee and Wolverine is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. Wolverine’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain well-qualified executives who will lead Wolverine and achieve and inspire superior performance;
•	provide incentives for achievement of specific short-term individual, business unit and corporate goals;
•	provide incentives for achievement of longer-term financial goals; and
•	align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.

Executive compensation at Wolverine consists primarily of the following components:

•	base salary and benefits;
•	amounts paid, if any, under the Amended and Restated Executive Short-Term Incentive Plan (the “Annual Bonus Plan”);
•	amounts paid, if any, under the LTIP;
•	amounts paid, if any, as individual-specific bonuses designed to encourage achievement of individual goals; and
•	participation in Wolverine’s stock option and equity-based incentive plans.

Each component of compensation is designed to accomplish one or more of the four compensation objectives described above.

Management recommends the participation of specific executive officers and other key employees in the Annual Bonus Plan, the LTIP and Wolverine’s stock option and equity-based incentive plans. All such recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Compensation Committee. Senior executive officers are normally eligible to receive a greater percentage of their potential compensation in the form of awards under these incentive plans to reflect the Compensation Committee’s belief that the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase.

Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually, with certain exceptions for qualified “performance-based” compensation. Wolverine has obtained stockholder approval of the Annual Bonus Plan, the LTIP, and the 1997, 1999 and 2001 stock incentive plans to permit amounts payable under the Annual Bonus Plan and the LTIP and awards of stock options granted under the 1997, 1999 and 2001 plans to qualify as “performance-based” compensation for purposes of Section 162(m). Because incentives under these plans are not included in the $1,000,000 limit for purposes of calculating Wolverine’s deduction for compensation paid to its executive officers, Wolverine believes its compensation policies reflect due consideration of Section 162(m).

Base Salary

To attract and retain well-qualified executives, the Compensation Committee seeks to establish base salaries at levels and provide benefit packages that are competitive. The Compensation Committee determines the base salaries of executives by comparing each executive’s position with similar positions in companies of similar type, size and financial performance. The Compensation Committee uses surveys provided by the independent compensation consulting firm in making that comparison. Although some other footwear companies are among the companies included in the surveys, the surveys are not limited to footwear companies because Wolverine competes for talent with a wide range of corporations. In general, the Compensation Committee has targeted salaries to be at the median to slightly below the median percentile of base salaries paid for comparable positions by companies included in the surveys provided by the independent compensation consulting firm. Other factors considered by the Compensation Committee are the executive’s performance, the executive’s current compensation and Wolverine’s or the applicable business unit’s performance (determined by reference to pre-tax levels of profit and levels of sales).

Although the Compensation Committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative survey data. In general, base salaries for Wolverine’s executive officers during 2002 were near the median of salaries paid by companies included in the surveys. The 2002 average base salary of executive officers increased over the previous year’s level as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit (and Wolverine), promotions and increased responsibilities.

Annual Bonus Plan

To provide incentives and rewards for achievement of short-term business unit goals, the Annual Bonus Plan was designed to provide key employees with the opportunity for bonuses based on the performance of Wolverine and/or the performance of its subsidiaries, operating divisions or profit centers. The Annual Bonus Plan was most recently approved by stockholders at the April 25, 2002 annual meeting of stockholders. The Annual Bonus Plan continues the annual bonus policy that Wolverine has used for many years. A target bonus goal (the “target bonus”), expressed as a percentage of the participant’s base salary, is established by the Compensation Committee. The Compensation Committee then establishes “incentive bonus” levels, expressed as a percentage of the target bonus, that are paid to the participant at specified levels of performance by Wolverine, the subsidiary, operating division or profit center.

“Incentive bonus” as used in the Annual Bonus Plan means an annual bonus awarded and paid to a participant for services to Wolverine during a fiscal year that is based upon achievement of pre-established financial objectives of Wolverine or a subsidiary, operating division or profit center. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that would be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that would be paid at varying levels of performance. Performance of Wolverine and/or its subsidiaries, operating divisions or profit centers is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. Payment of an incentive bonus to a participant for a fiscal year under the Annual Bonus Plan is entirely contingent upon achievement of the performance levels established by the Compensation Committee. All determinations to be made by the Compensation Committee for a fiscal year are made by the Compensation Committee during the first 90 days of each fiscal year. The two primary measures of corporate performance in 2002 were pre-tax profits and sales. For 2002, Wolverine’s sales performance was slightly under its maximum goal and the pre-tax profit performance achieved was slightly above the maximum goal.

During fiscal 2002, executive officers were generally targeted to receive from 16% to 48% of their annual salaries in bonus compensation. In determining these percentages, the Compensation Committee considered each executive’s position, competitive incentives and the executive’s aggregate incentive compensation potential under all of Wolverine’s plans. The percentage of total compensation represented by annual bonuses is generally higher for more senior executives to reflect their greater influence on profits and to put a larger percentage of their total potential cash compensation “at risk.” Because Wolverine’s pre-tax profits for 2002 were near or above its maximum goals, executive officers received bonuses under the 2002 Annual Bonus Plan at or near maximum levels.

Long-Term Plan

To provide incentives and rewards for longer-term planning and decision-making and the achievement of longer-term corporate performance goals, the LTIP provides the opportunity for additional compensation based upon the achievement of company financial performance goals over a three-year period. Stockholders most recently approved the LTIP at the April 25, 2002 annual meeting of stockholders. The LTIP continues the long-term incentive bonus policy that Wolverine has used for many years. The primary purposes of the LTIP and prior long-term bonus plans are to provide significant incentive and to foster cooperation among all business units so the long-term earnings performance of Wolverine is substantially improved. The primary concept of the LTIP is to establish financial performance goals for each three-year time period for Wolverine. New performance periods begin each fiscal year and end three full fiscal years later. The Compensation Committee establishes the goals during the first 90 days of each three-year performance period.

Awards under the LTIP are based on a percentage of average annual earned salary during the three-year period. For each participant in each three-year period, the Compensation Committee specifies a target bonus goal (the “target bonus”), expressed as a specified dollar amount or as a percentage of the participant’s average annual earned salary, and “incentive bonus” levels, expressed as a percentage of the target bonus, that will be paid to the participant at specified levels of performance. “Incentive bonus” as used in the LTIP means a bonus awarded and paid to a participant for services to Wolverine or a subsidiary, operating division or profit center during a three-year period, which bonus is based upon achievement of previously established financial objectives by Wolverine. The incentive bonus levels may be expressed as either: (i) a matrix of percentages of the target bonus that will be paid at specified levels of performance; or (ii) a mathematical formula that determines the percentage of the target bonus that will be paid at varying levels of performance. Performance is determined by reference to one or more of the following: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on assets, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring or other special charges or extraordinary items. These factors may be measured against pre-determined levels or Wolverine’s relative performance when compared to a pre-established peer group. If the minimum three-year targeted goal is not achieved, no bonus will be paid. For the 2002-2004 performance period, executive officers who participate in the plan are targeted to receive long-term bonus compensation in amounts that range from 25% to 60% of their average annual earned salaries. In determining the percentages, the Compensation Committee considered the factors discussed above in connection with the Annual Bonus Plan and each executive’s capacity to affect the long-term performance of Wolverine.

Under the LTIP, amounts payable are paid:

•	in cash equal to 50% of the calculated bonus; and
•	in shares of restricted stock under existing stockholder approved plans that have a market value, on the date the cash payment is made, equal to 70% of the calculated bonus amount.

The restrictions lapse with respect to one-third of the shares of restricted stock on each anniversary of the date of grant. EPS was below the pre-established threshold performance level for the 2000-2002 performance period under the LTIP and Wolverine did not pay out any cash or grant any shares of restricted stock to executive officers under the LTIP with respect to the three-year performance period ended December 28, 2002.

Discretionary Bonuses

In addition to bonuses based on corporate performance pursuant to the Annual Bonus Plan, Wolverine generally pays annual incentive bonuses to employees based on individual performance goals. Bonuses based on individual performance are paid on a discretionary basis based on achievement of pre-established personal goals and the performance bonuses for the Chief Executive Officer are paid only after the review and approval of the Compensation Committee. During 2002, discretionary bonuses for employees participating in this plan were generally targeted at between 20% and 30% of annual salaries depending upon the achievement of threshold earnings requirements and actual graded performance against pre-established personal objectives. Because Wolverine achieved the corporate maximum earnings goal under the 2002 Annual Bonus Plan for fiscal 2002, discretionary bonus payments were made to Wolverine’s executive officers for this period based upon achievement of individual performance goals.

Stock Options and Equity-Based Incentive Plans

Awards under Wolverine’s stock option and equity-based incentive plans are designed to:

•	encourage long-term investment in Wolverine by participating executives;
•	more closely align executive and stockholder interests; and
•	reward executives and other key employees for building stockholder value.

The Compensation Committee believes stock ownership by management has been demonstrated to be beneficial to all stockholders and stock awards have been granted by Wolverine to executives and other key employees pursuant to various equity-based plans for several decades. The Compensation Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and takes final action on any such awards.

Under Wolverine’s plans that provide for awards of restricted stock, all of which have been previously approved by the stockholders, the Compensation Committee may grant to executives and other key employees shares of restricted stock. These shares are subject to certain restrictions that, except for shares awarded in connection with the LTIP described above, generally lapse over a period of five years from the date of grant.

Under Wolverine’s stock option plans, all of which have been previously approved by the stockholders, the Compensation Committee may grant to executives and other key employees options to purchase shares of stock, as well as tax benefit rights. Wolverine has never granted tax benefit rights under its existing plans and has no present intention to do so. The Compensation Committee reviews, modifies (to the extent appropriate) and takes final action on the amount, timing, price and other terms of all options granted to employees of Wolverine. The Compensation Committee grants both incentive stock options and nonqualified options within the meaning of the Internal Revenue Code. Under the terms and conditions of all the plans other than the 2001 plan, the Compensation Committee may grant nonqualified options with an exercise price above or below the market price on the date of grant. The 2001 plan requires that all options have an exercise price equal to or greater than the market value of Wolverine’s common stock on the date of grant. Virtually all stock options granted (both incentive and nonqualified) have an exercise price equal to the market price of common stock on the date of grant.

In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Compensation Committee generally adheres to a formula which takes into consideration the executive’s level of responsibility and compensation practices of similar companies. The Compensation Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive and the number of shares previously awarded to the executive. As a general practice, both the number of shares granted and their proportion relative to the total number of shares granted increase in some proportion to increases in each executive’s responsibilities.

Chief Executive Officer

The Chief Executive Officer’s compensation is based upon the policies and objectives discussed above. The Chief Executive Officer, however, has a higher percentage of total compensation “at risk” because a larger percentage of potential compensation is based upon the Annual Bonus Plan, the LTIP, and stock option and restricted stock grants.

In setting Mr. O’Donovan’s base salary and total annual cash compensation, the Compensation Committee was advised by the independent compensation consulting firm and compared Mr. O’Donovan’s cash compensation with that of chief executive officers in a survey group of companies of similar general type and size. Mr. O’Donovan’s base salary was targeted by the Compensation Committee near the median of salaries paid to chief executive officers by companies included in the survey group. Mr. O’Donovan’s base salary for 2002 increased approximately 5.3% above his 2001 level. Following the 2002 increase, Mr. O’Donovan’s salary was near the competitive median. At his request, Mr. O’Donovan does not have an employment agreement with Wolverine.

Mr. O’Donovan’s annual incentive bonus under the Annual Bonus Plan was based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. O’Donovan under the Annual Bonus Plan was 48% of earned salary. Mr. O’Donovan’s annual bonus was subject to achievement of minimum goals and his threshold bonus at this level would have been 24% of earned salary. Mr. O’Donovan’s annual bonus was capped at 96% of earned salary under the Annual Bonus Plan. Corporate performance goals in 2002 were based on Wolverine’s achievement of predetermined pre-tax levels of profit (80% weighting) and sales (20% weighting), both of which were set above the prior year’s actual results. Wolverine’s sales level was slightly below the pre-established maximum performance in 2002 and Wolverine’s profit performance exceeded the pre-established maximum performance levels and therefore Mr. O’Donovan received a payment under the 2002 Annual Bonus Plan and a discretionary bonus for fiscal 2002 near maximum levels.

Mr. O’Donovan’s LTIP bonus award was based upon financial performance goals for Wolverine expressed in terms of targeted earnings per share that were above budget and prior year’s results. Mr. O’Donovan’s target bonus for the three-year period beginning in 2002 was set at 60% of average annual earned salary for the 2002-2004 plan period. The bonus payout for Mr. O’Donovan can range from 0%-200% of the target bonus. Wolverine did not make any payment to Mr. O’Donovan for the 2000-2002 performance period under the LTIP because Wolverine did not meet the pre-established level of financial performance for the bonus period.

In 2002, Mr. O’Donovan was awarded 18,500 shares of restricted stock and stock options to purchase 70,000 shares of common stock. The amounts of these awards were determined by the Compensation Committee considering the factors discussed above.

Due to Wolverine’s 2002 results, Mr. O’Donovan’s salary, bonus and total cash compensation was slightly above the median for chief executive officers paid by companies included in the previously described survey group.

All actions and recommendations of the Compensation Committee attributable to 2002 compensation were unanimous and all recommendations were approved and adopted by the Board of Directors without modification.

Respectfully submitted,

Donald V. Fites, Chairman, David P. Mehney, Paul D. Schrage

Selection of Auditors

Subject to the approval of stockholders, the Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors for the current fiscal year.

Ernst & Young LLP, certified public accountants, has audited the financial statements of Wolverine and its subsidiaries for the fiscal year ended December 28, 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees. Wolverine paid to Ernst & Young LLP $528,000 during fiscal year 2002 for the last annual audit and reviews of the financial statements included in Wolverine’s Form 10-Q filings.

All Other Fees. Wolverine paid to Ernst & Young LLP $1,320,000 during fiscal year 2002 for services other than the last annual audit, including audit related services of $123,549 and nonaudit services of $1,196,451. Audit related services generally include fees for pension audits, potential business acquisitions and accounting consultations. Nonaudit services generally include fees for tax compliance, tax planning services, acquisition related tax support and actuarial services.

Your Board of Directors recommends that you vote FOR ratification of the reappointment of Ernst & Young LLP.

Audit Committee Report

The Audit Committee of the Board of Directors consists of four non-employee directors who are independent directors as defined by currently effective New York Stock Exchange listing standards. The Audit Committee represents and assists the Board of Directors in fulfilling its oversight responsibility regarding the integrity of Wolverine’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the performance of the internal audit function and the independent auditors, the qualification and independence of the independent auditors, the annual independent audit of Wolverine’s financial statements and compliance with legal and regulatory requirements. The Audit Committee has sole responsibility for retaining (subject to stockholder ratification), overseeing, evaluating, terminating (if appropriate) and determining the fees paid to Wolverine’s independent auditors. Wolverine’s management has primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, and the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Wolverine’s independent auditors are responsible for expressing an opinion on the conformity of Wolverine’s financial statements with generally accepted accounting principles.

The Audit Committee has taken steps to provide additional assurances regarding the Audit Committee composition and procedures, the independence of Wolverine’s outside auditors and the integrity of Wolverine’s financial statements and disclosures. These steps include: (i) adopting a revised Audit Committee Charter (attached as Appendix A); (ii) adopting an Accounting and Finance Code of Ethics; (iii) implementing an Accounting and Auditing Complaint Procedure to allow employees, stockholders and the public to report concerns regarding Wolverine’s financial statements, internal controls and disclosures; (iv) establishing procedures for the Audit Committee to pre-approve all audit and nonaudit services provided by Wolverine’s outside auditors; and (v) increasing the number, frequency, and length of Audit Committee meetings.

As part of its supervisory duties, the Audit Committee has reviewed Wolverine’s audited financial statements for the fiscal year ended December 28, 2002, and has discussed those financial statements with Wolverine’s management, internal financial staff and independent auditors, with and without management present. The Audit Committee has also reviewed and discussed the following with Wolverine’s management, financial staff and independent auditors, with and without management present:

•	accounting and financial controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations;
•	accounting and financial principles and significant assumptions, estimates and matters of judgment used in preparing the financial statements;
•	allowances and reserves for accounts receivable, inventories, taxes and fringe benefits;
•	accounting for acquisitions, pension plans and stock options;
•	goodwill impairment analysis; and
•	other significant financial reporting issues and practices.

The Audit Committee has discussed with Wolverine’s independent auditors the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of Wolverine’s accounting principles and such other matters that it is required to discuss with the independent auditors under applicable rules, regulations or generally accepted auditing standards. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the Independence Standards Board and has discussed their independence from Wolverine and Wolverine’s management with them, including a consideration of the compatibility of nonaudit services with their independence, the scope of the audit, and the scope of all fees paid to the independent auditors during the year.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Wolverine’s Board of Directors that the audited financial statements for the fiscal year ended December 28, 2002, be included in Wolverine’s Annual Report on Form 10-K for the year then ended to be filed with the Securities and Exchange Commission.

Respectfully submitted,

David T. Kollat, Chairman, Phillip D. Matthews, Joseph A. Parini, Elizabeth A. Sanders

Related Matters

Certain Relationships and Related Transactions

During 2002, Wolverine engaged J. Walter Thompson, an international advertising firm, to perform public relations and marketing services. Wolverine paid $154,081 in fees and expenses to J. Walter Thompson. Ms. Joan Parker, a director of Wolverine, was a Senior Partner with J. Walter Thompson until April 2002. Wolverine does not anticipate engaging J. Walter Thompson to provide services in 2003.

Wolverine has entered into an agreement with Grimoldi, S.A., an Argentinean corporation of which Mr. Alberto Grimoldi, a director of Wolverine, is a significant shareholder, granting to Grimoldi, S.A. the exclusive rights to distribute and sell footwear products in Argentina under the Hush Puppies®, Caterpillar® and Merrell® brand names. Under this agreement, Grimoldi, S.A., or its subsidiary, pays Wolverine royalties and certain sublicense fees based on sales or purchases of footwear products in Argentina.

Under the agreement described above, Grimoldi, S.A. was obligated to pay to Wolverine royalties, sublicense fees and service fees in 2002 totaling $341,494.

In the ordinary course of business, Wolverine and its subsidiaries sell footwear for resale, samples, components of footwear products (such as leather and shoe soles), advertising materials and miscellaneous items to licensees, distributors and customers. In 2002, purchases of such items by Grimoldi, S.A. totaled $95,202 (including any applicable sublicense fees for products containing licensed proprietary technology).

All of the transactions described above occurred pursuant to continuing contractual arrangements between Wolverine and Grimoldi, S.A. Wolverine expects similar transactions to occur between Grimoldi, S.A. and Wolverine and its subsidiaries during 2003.

During 2002, Wolverine and Grimoldi, S.A. agreed to payment terms with respect to certain trade accounts owed by Grimoldi, S.A. to Wolverine. Grimoldi, S.A. executed a three-year note payable to Wolverine in the face amount of $635,761 which bears interest at 10 percent per annum. As of March 3, 2003, the aggregate principal balance of the note was $605,202.

Compensation Committee Interlocks and Insider Participation

For 2002, Wolverine’s Compensation Committee consisted of Donald V. Fites, Phillip D. Matthews, David P. Mehney and Paul D. Schrage. While Mr. Matthews was not at any time an employee of Wolverine or its subsidiaries, he served as Chairman of the Board of Wolverine from 1993 until 1996. Effective following the February 2003 meeting of the Board of Directors, Mr. Matthews resigned from the Compensation Committee and was appointed to the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Wolverine’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock, to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish Wolverine with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2002 fiscal year, Wolverine believes that its officers and directors complied with all applicable reporting requirements during Wolverine’s last fiscal year.

Stockholder Proposals

To be considered timely, any stockholder proposal intended to be presented at the annual meeting of stockholders in 2004 (whether or not intended for inclusion in our proxy statement and proxy card relating to that meeting) must be received by us not later than November 18, 2003. Stockholder proposals intended for inclusion in our proxy statement and proxy card relating to that meeting should be made as described in Securities and Exchange Commission Rule 14a-8. You should address all stockholder proposals to the attention of the Secretary of Wolverine, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.

Solicitation of Proxies

We will initially seek proxies by mail. Wolverine directors, officers and employees may also solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Wolverine will pay all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $6,000, plus expenses and disbursements, to assist in solicitation of proxies.

Appendix A

AUDIT COMMITTEE CHARTER

of the
Audit Committee of the
Board of Directors
of
Wolverine World Wide, Inc.

I.          GOVERNANCE

        This Charter sets forth the basic principles regarding the organization, purpose, authority and responsibilities of the Audit Committee (the “Committee”) of Wolverine World Wide, Inc. (the “Company”) and has been approved by the Company’s Board of Directors. The Committee shall review the adequacy of this Charter at least annually and recommend any proposed changes to the Board of Directors for approval.

II.          ORGANIZATION

        The Committee shall consist of at least three directors appointed by the Board of Directors upon the recommendation of the Company’s Governance Committee. One Committee member shall be designated by the Board of Directors as Chairperson. All Committee members shall be independent under applicable rules and regulations, as determined by the Board of Directors. All Committee members shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management experience. Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than compensation for services as a Director. If a Committee member serves on the audit committees of more than three public companies, the Board of Directors shall, as required by applicable rules and regulations, determine and disclose whether such service will impair the member’s ability to serve on the Committee. A Committee member may be removed for any reason by the Board of Directors.

III.          STATEMENT OF PURPOSE

        The Committee shall represent and assist the Board of Directors in fulfilling its oversight responsibility regarding (i) the integrity of the Company’s financial statements and the financial reporting process, (ii) the Company’s systems of internal accounting and financial controls, (iii) the performance of the internal audit function and the independent auditors, (iv) the qualifications and independence of the independent auditors, (v) the annual independent audit of the Company’s financial statements, and (vi) the Company’s compliance with legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain open communication between the Committee, the independent auditors, the internal finance staff and the management of the Company. In discharging its oversight role, the Committee may review any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain outside legal counsel, accounting or other advisors and consult with the Company’s corporate legal counsel as the Committee deems necessary.

IV.          AUTHORITY, DUTIES AND RESPONSIBILITIES

        The Committee’s authority, duties and responsibilities shall include the following:

•	Be responsible and have sole authority to retain, oversee, evaluate and, if appropriate, terminate the independent auditors. The Committee shall have sole authority to approve all audit engagement fees and terms as well as all non-audit engagements;

•	Establish policies and procedures for the engagement of the independent auditors to provide permissible non-audit services, and advanced approval by the Committee of such permissible non-audit services;

•	Annually review the performance (effectiveness, objectivity, and independence) of the independent auditors and the internal audit function, including a review and evaluation of the lead partner of the independent auditor, and report its conclusions to the Board of Directors;

•	Communicate to management and the independent auditors that the independent auditors are ultimately accountable to the Committee, as representatives of the Company’s stockholders;

•	Obtain and review at least annually a report from the independent auditors describing: the auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company;

•	The Committee shall ensure receipt of a formal written report from the independent auditors consistent with applicable rules and regulations and standards set by the Independence Standards Board;

•	To assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Company;

•	Discuss with the internal financial staff and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. The Committee shall review with management, the internal finance staff and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s policies and systems with respect to risk assessment and risk management. The Committee shall review any identified audit problems or difficulties and discuss management’s response;

•	Meet periodically with management, the internal finance staff and the independent auditors separately to identify issues warranting Committee attention. The Committee shall be responsible for the resolution of any disagreements between management and the independent auditors regarding financial reporting;

•	Review with management and the independent auditors the Company’s interim financial statements, including disclosures in the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” (“MD&A”) to be included in Securities and Exchange Commission (“SEC”) Quarterly Reports on Form 10-Q. The Committee shall review with the independent auditors the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and applicable rules and regulations;

•	Review with management and the independent auditors the Company’s annual audited financial statements, including disclosures in the Company’s MD&A, to be included in SEC Annual Reports on Form 10-K (or annual reports to stockholders if distributed prior to the filing of Form 10-K). The Committee shall review with the independent auditors the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and applicable rules and regulations;

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters;

•	Ensure that the Chief Executive Officer and Chief Financial Officer are meeting their obligations under the SEC certification requirements;

•	Review earnings press releases and financial information and earnings guidance provided by the Company to analysts and rating agencies;

•	Prepare the Audit Committee report required by applicable rules and regulations to be included in the Company’s annual proxy statement;

•	Establish Company hiring policies for employees or former employees of independent auditors for the Company;

•	Engage consultants and advisors at the expense of the Company to assist the Committee as it deems necessary in the performance of its functions. The Committee shall have sole authority to retain and terminate any consultants and advisors and to approve all fees and other retention terms;

•	Establish sub-committees of the Committee in its discretion and delegate such powers and authority as determined by the Committee;

•	Conduct and present to the Board of Directors for approval an annual performance evaluation of the Committee, including the Committee’s adherence to this Charter;

•	Provide the Board of Directors with regular reports regarding the Committee’s decisions, actions and recommendations; and

•	Undertake such other duties and responsibilities as required by applicable rules and regulations.

Appendix B

WOLVERINE WORLD WIDE, INC.

STOCK INCENTIVE PLAN OF 2003

SECTION 1

Establishment of Plan; Purpose of Plan

        1.1          Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2003 (the “Plan”) for its corporate, divisional and Subsidiary officers and key employees. The Plan permits the grant and award of Stock Options, Restricted Stock, and Stock Awards.

        1.2          Purpose of Plan. The purpose of the Plan is to provide officers and key management employees of the Company, its divisions and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of officers and key employees with the interests of the Company’s stockholders through the opportunity for increased stock ownership and to attract and retain officers and key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that most awards of Stock Options under the Plan are to provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended if necessary to achieve that purpose.

SECTION 2

Definitions

        The following words have the following meanings unless a different meaning plainly is required by the context:

        2.1          “Act” means the Securities Exchange Act of 1934, as amended.

        2.2          “Board” means the Board of Directors of the Company.

        2.3          “Change in Control,” unless otherwise defined in an Incentive Award, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding Common Stock or the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company other than to a Permitted Successor.

        2.4          “Code” means the Internal Revenue Code of 1986, as amended.

        2.5          “Committee” means the Compensation Committee of the Board. The Committee shall consist of at least 2 members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in the regulations issued under Section 162(m) of the Code.

        2.6          “Common Stock” means the Common Stock, $1 par value, of the Company.

        2.7          “Company” means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.

        2.8          “Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company’s stockholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

        2.9          “Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

        2.10          “Excluded Holder” means (a) any Person who at the time this Plan was adopted was the beneficial owner of 20% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

        2.11          “Incentive Award” means the award or grant of a Stock Option, Restricted Stock, or Stock Award to a Participant pursuant to the Plan.

        2.12          “Market Value” shall equal the mean of the highest and lowest sale prices of shares of Common Stock reported on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

        2.13          “Participant” means a corporate officer, divisional officer or any key employee of the Company, its divisions or its Subsidiaries who is granted an Incentive Award under the Plan.

        2.14          “Permitted Successor” means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of “Change in Control” above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Company’s outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.

        2.15          “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

        2.16          “Restricted Period” means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

        2.17          “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

        2.18          “Retirement” means the voluntary termination of all employment by a Participant after the Participant has attained (i) 50 years of age and seven years of service (as an employee and/or officer of the Company or a Subsidiary), (ii) 62 years of age, or (iii) such other age or years of service as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

        2.19          “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

        2.20          “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

        2.21          “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

SECTION 3

Administration

        3.1          Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

        3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

        3.3          Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of then outstanding Incentive Awards to the same Participants.

        3.4          Indemnification of Committee Members. Neither any member nor former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

        4.1          Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be 1,300,000 shares of Common Stock. The following shares shall replace shares previously awarded as Incentive Awards under the Plan and be available for future Incentive Awards under the Plan: (i) shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards, or expire or terminate prior to the exercise or vesting of the Incentive Award in full; (ii) shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award or surrendered to satisfy withholding requirements, whether previously owned or otherwise subject to such Incentive Award; and (iii) shares of Common Stock repurchased by the Company with the cash paid by Participants for the exercise price of Incentive Awards. No more than 15% of the shares authorized for issuance under the Plan pursuant to this Section 4.1 may be issued as Restricted Stock or Stock Awards, combined. Shares of Common Stock subject to this Section 4.1 shall be authorized and may be either unissued or treasury shares or shares repurchased by the Company, including shares purchased on the open market.

        4.2     Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 300,000 shares of Common Stock, subject to adjustment as provided in Section 4.3 of the Plan. The purpose of this Section 4.2 is to ensure that the Plan may provide performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

        4.3     Adjustments.

(a) Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan and the limitation provided in Section 4.2, together with applicable exercise prices, as well as the number of shares available for issuance under the Plan, shall be adjusted appropriately. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b) Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were stockholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices) and reserves for Incentive Awards under this Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive.

SECTION 5

Stock Options

        5.1     Grant. A Participant may be granted one or more Stock Options under the Plan. The Committee, in its discretion, may provide in the initial grant of a Stock Option or other Incentive Award for the subsequent automatic grant of additional Stock Options for the number of shares, if any, that are surrendered to the Company in connection with the exercise or vesting of the initial or any subsequently granted Stock Option or other Incentive Award. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting, or the acceleration of vesting based on any of the performance goals provided in Section 6.2, of Stock Options as it considers appropriate. The Committee, in its sole discretion, may establish vesting schedules (i) based upon Company performance, or (ii) that extend over a period of time selected by the Committee, provided, that such period of time shall not provide for full vesting in a period of less than 3 years. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options.

        5.2          Stock Option Agreements. Stock Options shall be evidenced by stock option agreements and/or certificates of award containing the terms and conditions applicable to such Stock Options. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 shall govern.

        5.3          Stock Option Price. The per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value of the Company’s Common Stock on the date of grant.

        5.4          Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in actual or attested shares of Common Stock owned by the Participant or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a full recourse promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options. The Company or any of its Subsidiaries shall not extend credit, directly or indirectly, to an executive officer in violation of Section 13 of the Act.

        5.5          Stock Options Granted to 10% Stockholders. Unless otherwise permitted by applicable laws and regulations, no Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock on the date of grant and the exercise of the Stock Option after the expiration of 5 years from the date of grant of the Stock Option is prohibited by its terms.

        5.6          Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

        5.7          Restrictions on Transferability.

(a) General. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state, local and foreign withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

        5.8          Termination of Employment or Officer Status. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise:

(a) General. If a Participant ceases to be employed by or an officer of the Company or a Subsidiary for any reason other than the Participant’s death, disability, Retirement, consensual severance or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of 3 months after such termination of employment or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination. For purposes of the Plan, the following shall not be considered a termination of employment or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as an officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death. If a Participant dies either while an employee or officer of the Company or a Subsidiary or after the termination of employment other than for cause but during the time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall become fully vested and exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant’s death, but not beyond the original terms of the Stock Options.

(c) Disability. If a Participant ceases to be an employee or officer of the Company or a Subsidiary due to the Participant’s disability (as defined in the Company’s long-term disability plan), the Participant shall become fully vested in any Stock Options that had not been fully vested prior to the disability and the Participant or the personal representative of the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment, but not beyond the original terms of the Stock Options.

(d) Participant Retirement. Upon a Participant’s Retirement from the Company as an employee or officer of the Company or a Subsidiary, the Participant shall be fully vested in his or her Stock Options granted under the Plan and the Participant or the personal representative of the Participant, in the event Participant dies or is disabled subsequent to his or her Retirement, may exercise the Stock Options in accordance with their terms during the remaining term of the Stock Options.

(e) Consensual Severance. If a Participant terminates employment with the Company or a Subsidiary under circumstances (other than death, disability or Retirement) in which the Committee determines that partial or full vesting of his or her Stock Options is in the best interests of the Company, the Committee may, in its sole discretion either before or after such termination, partially or fully vest any or all of the Participant’s Stock Options that have not been fully vested prior to such termination and permit the Participant to exercise his or her Stock Options in accordance with their terms for a period of time as may be determined by the Committee, but not beyond the original term of the Stock Options.

(f) Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Restricted Stock

        6.1     Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, a Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate. The Committee in its sole discretion may establish vesting schedules (i) based upon Company performance, or (ii) that extend over a period of time selected by the Committee, provided, that such period of time shall not provide for full vesting in a period of less than 3 years. The Committee may also require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

        6.2     Measurement of Performance. If the Committee imposes performance conditions to the vesting or acceleration of the vesting of Restricted Stock, the Committee shall select one or more of the following measurements of the performance of the Company and/or its Subsidiaries, operating divisions or profit centers: net earnings, net earnings before taxes, operating income, revenues, net sales, net sales and other operating income, return on sales, return on equity, earnings per share, total stockholder return, economic value added measurements, return on invested capital or any of the foregoing before or after the effect of acquisitions, divestitures, accounting changes, restructuring, or other extraordinary items. These factors could be measured against pre-determined levels or the Company’s relative performance when compared to a pre-established peer group.

        6.3     Restricted Stock Agreements. Awards of Restricted Stock shall be evidenced by restricted stock agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless a restricted stock agreement or certificate provides otherwise, Restricted Stock awards shall be subject to the terms and conditions set forth in this Section 6.

        6.4     Termination of Employment or Officer Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock) or unless the restricted stock agreement or grant provides otherwise:

(a) General. In the event of termination of employment or officer status during the Restricted Period for any reason other than death, disability, Retirement or consensual severance, any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; and (iv) a termination of employment with continued service as an officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

(b) Death, Retirement or Disability. In the event a Participant terminates his or her employment with the Company or a Subsidiary because of death, disability (as defined in the Company’s long-term disability plan) or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate automatically.

(c) Consensual Severance. If a Participant terminates employment with the Company or a Subsidiary during the Restricted Period under circumstances (other than death, disability or Retirement) in which the Committee determines that partial or full waiver of the restrictions is in the best interests of the Company, the Committee may, in its sole discretion either before or after such termination, waive the restrictions remaining on any or all remaining shares of Restricted Stock.

        6.5     Restrictions on Transferability.

(a) General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock agreement or grant provide otherwise: (i) shares of Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant, his or her guardian or legal representative.

(b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

        6.6     Legending of Restricted Stock. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Wolverine World Wide, Inc. Stock Incentive Plan of 2003 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

        6.7     Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 6.1, 6.4 and 6.5 of the Plan. Unless the Committee otherwise determines or unless the terms of the restricted stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate.

SECTION 7

Stock Awards

        7.1     Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, a Participant may be granted one or more Stock Awards under the Plan. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

        7.2     Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.

SECTION 8

Change in Control

        8.1     Acceleration of Vesting. If a Change in Control of the Company shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options shall become immediately exercisable in full and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

        8.2     Cash Payment for Stock Options. If a Change in Control of the Company shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on the New York Stock Exchange on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company over the exercise price per share of such Stock Options.

SECTION 9

General Provisions

        9.1     No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

        9.2     Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied (but only to the extent necessary to satisfy mandatory statutory withholding amounts) by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock.

        9.3     Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

        9.4     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

        9.5     No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

        9.6     Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 30 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

        9.7     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

        9.8     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 10

Termination and Amendment

        The Board may terminate the Plan at any time or may from time to time amend the Plan as it considers proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 11

Effective Date and Duration of the Plan

This Plan shall take effect February 13, 2003, subject to approval by the stockholders at the 2003 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after February 12, 2013.

WOLVERINE WORLD WIDE, INC.
9341 Courtland Drive, N.E.
Rockford, Michigan 49351

Wolverine World Wide, Inc. will be holding its annual meeting of stockholders on April 24, 2003. The enclosed Notice of Annual Meeting provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these new methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Electronic Delivery of Proxy Statement and Annual Report.

You may elect to receive your annual report and proxy statement on-line by checking the appropriate box below. Selecting this option means that you may receive the Wolverine World Wide, Inc. annual report and proxy statement on-line rather than in printed form unless you request a paper copy. If a sufficient number of stockholders select this option, beginning next year and continuing until you tell us otherwise, you will receive your printed Proxy with information regarding the Internet website containing the annual report and proxy statement. You will need a computer with Internet access and we anticipate that you will need a utility such as Adobe® Acrobat® Reader to read the annual report and proxy statement, which will be in PDF file format. We plan to provide information on obtaining free access to a utility necessary for reading PDF files. You may incur costs such as on-line charges or printing costs and face possible risks such as systems outages in accessing Wolverine World Wide, Inc.’s proxy statement and annual report via the Internet website. You may cancel your enrollment in this process at any time or may request a paper copy of the annual report and/or proxy statement in any given year while continuing your long-term enrollment in this process by written notification to National City Bank, Attn. Shareholder Services Department, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. The telephone number is 1-800-622-6757. There is no charge for canceling enrollment or requesting a paper copy of the annual report and proxy statement.

Thank you in advance for your participation in our 2003 Annual Meeting.

Wolverine World Wide, Inc.

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WOLVERINE WORLD WIDE, INC.	PROXY

1.	ELECTION OF DIRECTORS			FOR all	WITHHOLD all	FOR all except (*)
				☐	☐	☐
	Nominees:	(01)	Alberto L. Grimoldi
		(02)	Joseph A. Parini
		(03)	Elizabeth A. Sanders

*(INSTRUCTION: To withhold authority to vote for any individual nominee, strike that nominee’s name in the list above.)

Your Board of Directors Recommends that You Vote FOR ALL NOMINEES

2.	Proposal to approve the Stock Incentive Plan of 2003.	FOR	AGAINST	ABSTAIN
	Your Board of Directors Recommends that You Vote FOR this Proposal	☐	☐	☐

3.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Your Board of Directors Recommends that You Vote FOR this Proposal
	Please check this box if you consent to access future annual reports and proxy statements via the Internet (see details above).	☐

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Stock Transfer Dept (WWW), National City Bank, P.O. Box 92301, Cleveland, OH 44193-0900. Mailed proxies must be received no later than April 24, 2003, at 10:00 a.m. Eastern Daylight Time.

Vote by Telephone Call toll-free using a touch-tone phone: 1-800-542-1160	Vote by Internet Access the website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight Time on April 23, 2003, to assure that it is counted in the final tabulation.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD. THE LAST VOTE RECEIVED WILL BE THE OFFICIAL
VOTE. DO NOT RETURN THIS PROXY IF YOU ARE VOTING BY THE INTERNET OR BY TELEPHONE.

Your Control Number Is:

This Proxy must be signed and dated below.
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WOLVERINE WORLD WIDE, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors.
The undersigned stockholder hereby appoints Geoffrey B. Bloom, Phillip D. Matthews and Timothy J. O’Donovan, and each of them, each with full power of substitution, proxies to represent the undersigned stockholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 9341 Courtland Drive, N.E., Rockford, Michigan, on Thursday, April 24, 2003, at 10 a.m. local time, and any adjournment of that meeting.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors and for approval of the proposals identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

Signature(s)

Signature(s)

Date: ___________________________________________________________,2003
IMPORTANT — Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.